The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated September 23, 2024
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-263376
(To Prospectus dated May 27, 2022,
and Product Supplement dated May 27, 2022)

UBS AG $• Index-Linked Autocallable Notes

Linked to the Nasdaq IFED 5% Target Volatility IndexTM due on or about October 16, 2029

Investment Description

UBS AG Index-Linked Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the Nasdaq IFED 5% Target Volatility IndexTM (the “underlying asset”). UBS will automatically call the Notes (an “automatic call”) if the closing level of the underlying asset on any call observation date (which does not include the final valuation date) is equal to or greater than the applicable call threshold level. The “call threshold level” is initially equal to the initial level of the underlying asset and increases on subsequent call observation dates, as specified on page 2 herein and the “underlying return” is the percentage change in the closing level of the underlying asset from the initial level to the final level. If the Notes are subject to an automatic call, UBS will pay you on the applicable call settlement date following such call observation date a cash payment per Note equal to the “call price”, which is your principal amount plus a call return based on the call return rate, and no further payments will be owed to you under the Notes. The call return increases the longer the Notes are outstanding. You will not receive any call return if the Notes are not subject to an automatic call prior to the maturity date. Instead, if the Notes are not subject to an automatic call and the underlying return is positive (the final level is greater than the initial level), at maturity UBS will pay you a cash payment per Note equal to the principal amount plus a percentage return equal to the underlying return. If the Notes are not subject to an automatic call and the underlying return is zero or negative (the final level is equal to or less than the initial level), at maturity UBS will pay you a cash payment per Note equal to the principal amount. Repayment of principal applies only if the Notes are held to maturity. Investing in the Notes involves significant risks. You will receive the applicable call return only if the Notes are subject to an automatic call on a call observation date. Higher call return rates are generally associated with a greater risk of loss and a greater risk that the Notes will not be subject to an automatic call. If the Notes are not subject to an automatic call, the payment at maturity will be greater than the principal amount only if the final level is greater than the initial level. The Notes do not pay interest. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Automatic Call Feature — UBS will automatically call the Notes if the closing level of the underlying asset is equal to or greater than the applicable call threshold level on any call observation date (which does not include the final valuation date). If the Notes are subject to an automatic call, UBS will pay on the applicable call settlement date a cash payment per Note equal to the call price for the relevant call observation date. The call price increases the longer the Notes are outstanding. Following an automatic call, no further payments will be owed to you on the Notes. If the Notes are not subject to an automatic call on any call observation date, investors will not receive any call return at maturity and will have the potential for not receiving a positive return.

❑

Participation in any Positive Underlying Return at Maturity — You will not receive any call return if the Notes are not subject to an automatic call on a call observation date. Instead, if the Notes are not subject to an automatic call and the underlying return is positive, at maturity, the Notes provide exposure to any positive underlying return.

❑

Repayment of Principal— You will not receive any call return if the Notes are not subject to an automatic call on a call observation date. Instead, if the Notes are not subject to an automatic call and the underlying return is zero or negative, at maturity, UBS will pay you a cash payment per Note equal to the principal amount, subject to the creditworthiness of UBS. Repayment of principal applies only if the Notes are held to maturity.

Key Dates*

Trade Date**	October 11, 2024
Settlement Date**	October 17, 2024
Call Observation Dates	Annually (see page 2)
Final Valuation Date	October 11, 2029
Maturity Date	October 16, 2029
*	Expected. See page 2 for additional details.
**

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. If the Notes are not subject to an automatic call, the payment at maturity will be greater than the principal amount only if the final level is greater than the initial level. Additionally, investors are also subject to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The final terms of the Notes will be set on the trade date.

Underlying Asset	Bloomberg Ticker	Call Return Rate*	Initial Level	Call Threshold Level	CUSIP	ISIN
Nasdaq IFED 5% Target Volatility IndexTM	IFEDLV5	6.50% per annum	•	See page 2	90307QGH0	US90307QGH02

* The call return is based on the call return rate and will vary depending on whether, and if called, the call settlement date on which, the Notes are called.

The estimated initial value of the Notes as of the trade date is expected to be between $930.00 and $960.00. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 7 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated May 27, 2022, the accompanying prospectus dated May 27, 2022 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Compensation(1)(2)		Proceeds to UBS AG(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Nasdaq IFED 5% Target Volatility IndexTM	$•	$1,000.00	$•	Up to $36.25	$•	At least $963.75

(1) Notwithstanding the underwriting discount received by one or more third-party dealers from UBS Securities LLC described below, certain registered investment advisers or fee-based advisory accounts unaffiliated from UBS may purchase Notes from a third-party dealer at a purchase price of at least $963.75 per Note, and such third-party dealer, with respect to such sales, may forgo some or all of the underwriting discount.

(2) Our affiliate, UBS Securities LLC, will receive an underwriting discount of up to $36.25 per Note sold in this offering. UBS Securities LLC intends to re-allow the full amount of this discount to one or more third-party dealers. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount received. The per Note proceeds to UBS AG indicated above represent the minimum per Note proceeds. The underwriting discount per Note may be variable and fluctuate depending on market conditions at the time UBS AG establishes its hedge on or prior to the trade date. The total underwriting discount and proceeds to UBS AG, which will be disclosed in the final pricing supplement, will reflect the total amount of the underwriting discount. UBS Securities LLC may also pay one or more unaffiliated dealers a structuring fee of up to $11.25 per Note with respect to some or all of the Notes. The structuring fee will be deducted from amounts remitted to UBS.

UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents without cost from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/0001114446/000183988222011628/ubs2000004208_424b2-04373.htm

♦Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Index-Linked Autocallable Notes“ or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, particularly the underlying asset and how it functions.

♦You can tolerate the possibility of not receiving a positive return on your investment.

♦You believe that the closing level of the underlying asset will be equal to or greater than the applicable call threshold level on one of the specified call observation dates and you believe that if the Notes are not subject to an automatic call, the level of the underlying asset will appreciate over the term of the Notes.

♦You understand and accept that the Notes cannot be subject to an automatic call on the final valuation date and therefore, you will not receive any call return if the Notes are not subject to an automatic call prior to maturity.

♦You understand and accept that the call threshold level is initially equal to the initial level of the underlying asset and increases on subsequent call observation dates, and you are willing to invest in the Notes based on the call threshold levels and call return rate specified herein.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You do not seek current income from your investment.

♦You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the underlying asset.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes or you do not understand the risks associated with the underlying asset and how it functions.

♦You require return on your investment in excess of your principal amount at maturity.

♦You believe that the level of the underlying asset will decline during the term of the Notes and is likely to be less than the applicable call threshold level on the specified call observation dates and you believe that if the Notes are not subject to an automatic call, the final level will be equal to or less than the initial level.

♦You do not understand or cannot accept that the Notes cannot be subject to an automatic call on the final valuation date and therefore, you will not receive any call return if the Notes are not subject to an automatic call prior to maturity.

♦You do not understand or cannot accept that the call threshold level is initially equal to the initial level of the underlying asset and increases on subsequent call observation dates, and you are unwilling to invest in the Notes based on the call threshold levels or call return rate specified herein.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You seek current income from your investment.

♦You are unable or unwilling to hold Notes that may be subject to an automatic call, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying asset.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein and “Additional Information About the Underlying Asset and the Underlying Components” attached as Annex A hereto for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term

Approximately 5 years, unless subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the call observation dates and call settlement dates as well as the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.

Underlying Asset

The Nasdaq IFED 5% Target Volatility IndexTM, which is sponsored and administered by Nasdaq, Inc. (“index sponsor”) and is calculated, maintained and published by Indxx, LLC (“Indxx”).

The underlying asset involves a systematic allocation among the Nasdaq IFED US Large-Cap Low Volatility Total Return IndexTM (the “equity component”), the UBS 10Y U.S. Treasuries Excess Return Index (the “treasury component” and together with the equity component the “underlying components”) and a non-interest bearing cash account. The allocations are designed to risk control the underlying asset by targeting a realized volatility of 5% for the underlying asset and adjusts its leverage on a daily basis targeting a volatility of 5%. For more information, see “Information About the Underlying Asset” and “Additional Information About the Underlying Asset and the Underlying Components” attached as Annex A hereto.

Automatic Call Feature

UBS will automatically call the Notes if the closing level of the underlying asset on any call observation date (which does not include the final valuation date) is equal to or greater than the applicable call threshold level.

If the Notes are subject to an automatic call, UBS will pay you on the call settlement date a cash payment per Note equal to the call price for the relevant call observation date. Following an automatic call, no further payments will be made on the Notes.

You will not receive any call return if the Notes are not subject to an automatic call.

Call Return Rate	6.50% per annum.
Call Return	The call return increases the longer the Notes are outstanding and is based upon the call return rate.
Call Price	The call price equals the principal amount per Note plus the applicable call return.
Call Threshold Level(1)	On each call observation date, the call threshold level is a specified level of the underlying asset that is equal to a percentage of its initial level, as specified in the table below.

The table below assumes a call return rate of 6.50% per annum.

Call Observation Date(2)

Call Settlement Date(2)(3)

Call Threshold Level(1)

Call Return

Call Price (per Note)

October 14, 2025

October 17, 2025

100.00%

6.50%

$1,065.00

October 13, 2026

October 16, 2026

102.00%

13.00%

$1,130.00

October 12, 2027

October 15, 2027

104.00%

19.50%

$1,195.00

October 11, 2028

October 16, 2028

106.00%

26.00%

$1,260.00

Payment at Maturity (per Note)

You will not receive any call return if the Notes are not subject to an automatic call. Instead:

If the Notes are not subject to an automatic call and the underlying return is positive (the final level is greater than the initial level), UBS will pay you a cash payment equal to:

$1,000 × (1 + Underlying Return)

If the Notes are not subject to an automatic call and the underlying return is zero or negative (the final level is equal to or less than the initial level), UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call, the payment at maturity will be greater than the principal amount only if the final level is greater than the initial level. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level(1)	The closing level of the underlying asset on the trade date.
Final Level(1)	The closing level of the underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted as described under “Additional Terms of the Notes — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” herein and in the accompanying product supplement.

(2) Subject to the market disruption event provisions set forth in the accompanying product supplement.

(3) Three business day(s) following each call observation date.

Investment Timeline

Trade Date	The initial level is observed and the final terms of the Notes are set.

Call Observation Dates (Annually)

The Notes will be subject to an automatic call if the closing level of the underlying asset on any call observation date (which does not include the final valuation date) is equal to or greater than the applicable call threshold level.

If the Notes are subject to an automatic call, UBS will pay you on the call settlement date a cash payment per Note equal to the call price for the relevant call observation date. Following an automatic call, no further payments will be made on the Notes.

You will not receive any call return if the Notes are not subject to an automatic call.

Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

You will not receive any call return if the Notes are not subject to an automatic call. Instead:

If the Notes are not subject to an automatic call and the underlying return is positive (the final level is greater than the initial level), UBS will pay you a cash payment per Note equal to:

$1,000 × (1 + Underlying Return)

If the Notes are not subject to an automatic call and the underlying return is zero or negative (the final level is equal to or less than the initial level), UBS will pay you a cash payment per Note equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call, the payment at maturity will be greater than the principal amount only if the final level is greater than the initial level. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Investing in the Notes involves significant risks. If the Notes are not subject to an automatic call on any call observation date, investors will not receive any call return at maturity and will have the potential for not receiving a positive return. If the Notes are not subject to an automatic call, the payment at maturity will be greater than the principal amount only if the final level is greater than the initial level. The Notes do not pay interest. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦You will not receive a positive return on your investment if the Notes are not subject to an automatic call and the underlying return is zero or negative — If the Notes are not subject to an automatic call and the underlying return is zero or negative (meaning that the final level is equal to or less than the initial level), you will receive only the principal amount per Note at maturity and you will not receive a positive return on your investment. You will receive a return on your investment in excess of the principal amount per Note only if the Notes are not subject to an automatic call and the underlying return is positive (meaning that the final level is greater than the initial level). Although the Notes provide for the repayment of the principal amount at maturity if the Notes are not automatically called, you may nevertheless suffer a loss on your investment in real value terms if the underlying asset declines or does not appreciate sufficiently from the initial level to the final level. Even if your payment at maturity exceeds the principal amount, the overall return you earn on your Notes may be less than a hypothetical direct investment in the underlying asset, the stocks included in the equity component (the “underlying equity constituents”) or the securities or instruments underlying the treasury component (the “underlying treasury constituents“ and together with the underlying equity constituents, the “underlying constituents”).

♦The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset at such time is greater than the initial level.

♦The call return applies only upon an automatic call and the participation in any positive performance of the underlying asset applies only if the Notes are not automatically called and only at maturity — You should be willing to hold your Notes to an automatic call or to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, the price you receive will likely not reflect the full economic value of the applicable call return or the participation in any positive performance of the underlying asset, as applicable, and the percentage return you realize may be less than the applicable call return or participation in any positive performance of the underlying asset, even if such return is positive. You can receive the full benefit of the applicable call return or participation in any positive performance of the underlying asset only if you hold your Notes to an automatic call or maturity, as applicable.

♦The call threshold level is equal to the initial level as of the first call observation date and increases on subsequent call observation dates — You will receive the applicable call return only if the closing level of the underlying asset on a call observation date (which does not include the final valuation date) is equal to or greater than the applicable call threshold level, which is equal to the initial level as of the first call observation date and increases on subsequent call observation dates. All things being equal, a higher call threshold level decreases the likelihood that the Notes will be automatically called. Therefore, if the Notes are not automatically called on a call observation date, the likelihood that the Notes will be automatically called, and thus the likelihood that you will receive a call return, decreases on each subsequent call observation date. Further, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the shorter time remaining for the level of the underlying asset to increase. For the foregoing reasons, such periods generally coincide with a period of greater risk of receiving no positive return on your Notes.

♦No interest payments — UBS will not pay any interest with respect to the Notes.

♦If the Notes are subject to an automatic call, your potential return on the Notes is limited to any call return and you will not participate in any appreciation in the level of the underlying asset or any underlying constituents — The return potential of the Notes is limited to the pre-specified applicable call return resulting from an automatic call, regardless of any appreciation in the level of the underlying asset. The Notes will only be subject to an automatic call if the closing level of the underlying asset on a call observation date (which does not include the final valuation date) is equal to or greater than the applicable call threshold level, which is initially equal to the initial level of the underlying asset and increases on subsequent call observation dates. In addition, because the call return increases the longer the Notes have been outstanding, the call price payable with respect to earlier call observation dates is less than the call price payable with respect to later call observation dates. The earlier the Notes are subject to an automatic call, the lower your return will be. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if the Notes are not subject to an automatic call and the underlying return is zero or negative (meaning that the final level is equal to or less than the initial level), you will receive only the principal amount per Note at maturity and you cannot participate in any appreciation in the level of the underlying asset. As a result, the return on an investment in the Notes could be less than the return on a hypothetical investment in the underlying asset or underlying constituents.

♦Reinvestment risk — The Notes will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the applicable call threshold level on any call observation date, as set forth herein. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return and/or with a comparable call return rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities.

♦The amount payable on the Notes is not linked to the level of the underlying asset at any time other than on the applicable call observation dates and the final valuation date — The determination of whether the Notes are subject to an automatic call and whether you will receive the applicable call return will be based solely on the closing level of the underying asset on the applicable call observation date. If the Notes are not subject to an automatic call on any call observation date, then the payment at maturity will be based solely on the closing level of the underlying asset on the final valuation date. Even if the level of the underlying asset increases at any other time but then declines to a closing level on a call observation date that is less than the applicable call threshold level you will not receive the applicable call return, Similarly, even if the Notes are not subject to an automatic call and the level of the underlying asset increases at any other time but then declines to a final level that is equal to or less than the initial level, you will not receive a positive return on your investment.

♦Owning the Notes is not the same as owning the underlying constituents — The return on your Notes may not reflect the return you would realize if you actually owned the underlying constituents. if the Notes are subject to an automatic call, the return potential of the Notes will be limited to the pre-specified applicable call return regardless of any appreciation of the underlying asset, and you will not participate in any such appreciation from its initial level. In addition, as an owner of the Notes, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying constituents during the term of the Notes. Similarly, you will not have voting rights or any other rights of a holder of the underlying constituents.

Risks Relating to Characteristics of the Underlying Asset

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance that the closing level of the underlying asset will be equal to or greater than the applicable call threshold level on any call observation date or, if the Notes are not subject to an automatic call, that the final level will be greater than the initial level. In addition, even if the Notes are not subject to an automatic call and the final level is greater than the initial level, the percentage return you receive at maturity may be less than the call return you would have otherwise received if the Notes were subject to an automatic call. The underlying asset involves a systematic allocation among the equity component, the treasury component and the non-interest bearing cash account. This allocation:

➢first, involves selecting U.S. large capitalization equity securities based on factors such as historical volatility, price and yield performance, and Federal Reserve Board signals, which will construct the equity component;

➢second, involves a systematic allocation among the equity component, the treasury component and the non-interest bearing cash account. This allocation requires determination of:

othe portion of the underlying asset allocated to equity and U.S. Treasury risk in the form of the equity component and treasury component, which will require the computation of the unit weight of the equity component and treasury component;

oa momentum-based trend signal between 0 and 1, which is used to scale the exposure to the treasury component from 0% to 100%, with residual allocation assigned to the non-interest bearing cash account; and

othe portion of the underlying asset allocated to the non-interest bearing cash account which is intended to mitigate the equity component and treasury component risk of the underlying asset.

The underlying asset incorporates a mechanism designed to risk control the underlying asset by targeting a realized volatility of 5%. In addition, the underlying asset was designed based on the historical economic relationships of various indicia such as historical volatility, price performance, Federal Reserve Board policy, returns on U.S. Treasury futures contracts, stock ratios and momentum-based trend signals. As a result, it is impossible to predict the extent to which these economic indicia will continue to behave as in the past, whether the volatility control mechanism will function as in the past and whether, as a result, the underlying asset will produce positive underlying asset performance or a positive return on the Notes.

♦The underlying asset and underlying components were recently launched and have limited operating history— The underlying asset was launched on August 16, 2023 and therefore has limited historical performance. Similarly, the equity component was launched on July 19, 2022 and the treasury component was launched on July 17, 2015 and therefore have limited historical performance. As a result limited actual historical underlying asset performance information is available for you to consider in making an independent investigation of the underlying asset, which may make it difficult for you to make an informed decision with respect to the Notes.

♦The methodology tracked by the underlying asset is not guaranteed to succeed — The methodology tracked by the underlying asset is not guaranteed to be successful. It is impossible to predict whether and the extent to which a given underlying component or its underlying constituents will yield positive or negative results. As described herein, the underlying asset allocates based on historical economic relationships which may not hold true in the future. The issuance of the Notes should not be construed as advice to invest in this or any similar strategy. You should seek your own advice as necessary to assess this investment.

♦The lower performance of one underlying component may offset increases in other underlying component’s position — Your Notes are linked to the underlying asset which rebalances its exposure among the underlying components. Declines in the level of one underlying component’s position may offset increases in the level of the other underlying component’s position. As a result, any return on the underlying asset may be reduced or eliminated, which will have the effect of reducing the payment at maturity of your Notes.

♦Weightings within the underlying asset are limited by maximum weights and volatility constraints — The underlying asset allocates exposure amongst the underlying components and the non-interest bearing cash account based on realized volatility, subject to the maximum weights and volatility constraints. These constraints could lower your return versus an investment that was not limited as to the respective maximum component weightings or was not subject to a volatility threshold.

The underlying asset’s volatility target may result in a significant portion of the underlying asset’s exposure being allocated to the treasury component and the non-interest bearing cash account. The volatility target represents an intended trade-off, in which some potential upside is given up in exchange for attempting to limit downside exposure in volatile markets. However, because the Notes provide for the repayment of the principal amount at maturity, the incremental benefit to holders of the Notes from the underlying asset’s volatility target may be limited. In other words, the Notes themselves limit exposure to decreases in the level of the underlying asset by providing for a payment at maturity that will be no less than the principal amount of the Notes, subject to the creditworthiness of UBS. Due to this feature of the Notes, the underlying asset’s volatility target, which attempts to reduce downside exposure to the underlying equity constituents, may not be as beneficial as it otherwise may be and the cost of the underlying asset’s volatility target, which is reflected in part in the above referenced trade-off, may not be desirable to you.

Conversely, the underlying asset’s allocation to the equity component may result in a maximum of 150% of the underlying asset’s notional value being allocated to the equity component. This would be expected in times of low realized volatility. As a result, the underlying asset would be disproportionally affected by downward movement in the equity component. Because times of low realized volatility would also cause the underlying asset to allocate disproportionately to the equity component, the sensitivity of the underlying asset to downward movements of the underlying equity constituents would be increased thereby reducing or eliminating any potential positive return on the Notes.

♦Future volatility may materially deviate from realized volatility — As described under “Information About the Underlying Asset” herein and “Additional Information About the Underlying Asset and the Underlying Components” attached as Annex A hereto, the underlying asset allocates exposure to the equity component and the treasury component based on their historical volatility. Volatility may be subject to large changes over short periods of time. To the extent that volatility rapidly changes, the underlying asset’s exposure to a particular underlying component may be greater than or less than optimum under current volatility. Therefore, the volatility targeting mechanism may result in increased exposure to underlying components (and the non-interest bearing cash account) with no, lower or negative returns or decreased exposure to underlying components with positive or greater returns compared to other allocations.

♦Changes affecting the underlying asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of the index sponsor concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the underlying asset. The policies of the index sponsor with respect to the calculation of the underlying asset could also adversely affect the level of the underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Further, indices like the underlying asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the underlying asset) or the administrator (the index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying asset, it may deem the closing level of the original underlying asset on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further herein under “Additional Terms of the Notes” and under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” herein and in the accompanying product supplement. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying asset. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.

Risks Relating to Fees

♦The underlying asset has the following several layers of fees (collectively the “fees”):

➢the level of the underlying asset will be reduced by a rebalance fee calculated at the rate of 0.02% of the portion of each underlying component subject to the notional rebalance to estimate the transaction costs associated with rebalancing the notional portfolio. This fee will be applied each time the underlying asset increases or decreases the effective allocation to the equity component or the treasury component;

➢the level of the treasury component will be reduced on a daily basis by a daily tracking fee calculated at the rate of 0.10% per annum; and

➢the level of the underlying asset itself will be reduced on a daily basis by a daily tracking fee calculated at the rate of 0.50% per annum.

In addition, the level of the equity component will be reduced on a daily basis by a risk-free rate (ICE LIBOR USD 1-Month rate on and prior to April 2, 2018, and the Secured Overnight Financing Rate thereafter) plus a spread of 0.11% representing the cost to finance the underlying equity constituents.

The negative effect of fees will reduce the level of the underlying asset and therefore the return on your Notes. If the final level of the underlying asset declines from the initial level, you will not receive a positive return on your investment at maturity.

Risks Relating to the Equity Component

♦Market risk — The return on the Notes is directly linked to the performance of the underlying asset and indirectly linked to the performance of the equity component which consists of underlying equity constituents that are U.S. large-capitalization stocks. The level of the underlying asset can rise or fall sharply due to factors specific to the equity component or the underlying equity constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying asset, underlying components and underlying constituents.

Risks Relating to the Treasury Component

♦Changes in U.S. Treasury rates may affect the level of the underlying asset and the market value of, and return on, your Notes — Because the value of the underlying asset is linked, in part, to the treasury component which tracks the value of a rolling long exposure to the 10-year U.S. Treasury futures contract, changes in U.S. Treasury rates may affect the level of the underlying asset and the market value of, and amount payable on, the Notes.

♦The treasury component may be affected by changes in the perceived creditworthiness of the United States — The price of U.S. Treasury futures contracts are significantly influenced by the creditworthiness of the United States. Any perceived decline in the creditworthiness of United States, as a result of a credit rating downgrade or otherwise, may cause the yield on the relevant underlying bonds to increase and the prices of such underlying bonds to fall, perhaps significantly, and may cause increased volatility in local or global credit markets. Any such decline over the term of the Notes would adversely impact the prices of the U.S. treasury futures contract included in the treasury component and, accordingly, the level of the underlying asset and the market value of, and amount payable on, the Notes.

♦The treasury component is subject to significant risks associated with futures contracts — The treasury component tracks the value of a rolling long exposure to the 10-year U.S. Treasury futures contract. The price of a futures contract depends not only on the price of the asset referenced by the futures contract, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the futures contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of futures contracts to be volatile and could adversely affect the level of the treasury component and, accordingly, the level of the underlying asset and the market value of, and amount payable on, the Notes.

♦Negative roll returns associated with futures contracts may adversely affect the performance of the treasury component and the value of the Notes — The treasury component notionally invests in U.S. Treasury futures contracts. As the contract that underlies the applicable 10-year U.S. Treasury futures contract at any given time nears expiration, it is replaced by a contract that has a later expiration. This process is referred to as “rolling.” Excluding other considerations, if prices are higher in more distant delivery months than in nearer delivery months, the purchase of the later expiring contract would take place at a price that is higher than the price of the sooner expiring contract, thereby creating a negative “roll return,” which could adversely affect the level of the applicable 10-year U.S. Treasury futures contract and, accordingly, the level of the underlying asset and any payments on, and the value of, the Notes. In addition, if future interest rates continue to rise, the futures contracts will be subject to the adverse effect of negative roll returns.

♦Suspension or disruptions of market trading in futures contracts may adversely affect the value of your Notes — Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators, and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of futures contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the treasury component and, accordingly, the level of the underlying asset and the market value of, and amount payable on, the Notes.

♦The Notes are not regulated by the Commodity Futures Trading Commission — Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a “commodity pool operator.” Because the Notes are not interests in a commodity pool, the Notes will not be regulated by the CFTC as interests in a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Notes do not constitute investments by you or UBS on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant.” UBS is not registered with the CFTC as a “futures commission merchant” and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant.

Estimated Value Considerations

♦The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset and underlying constituents, any expected dividends on the underlying equity constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting compensation, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to the Equity Component— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting compensation, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset and the underlying constituents; the volatility of the underlying asset and the underlying constituents; any expected dividends on the underlying equity constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset or any underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying asset or any underlying constituent, as applicable, may adversely affect the level of the underlying asset and, therefore, the market value of, and return on, the Notes.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the Notes are subject to an automatic call and if the Notes are not subject to an automatic call, the payment at maturity of the Notes based on observed levels of the underlying asset. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs and is continuing on the trade date, any call observation date or the final valuation date. As UBS determines the economic terms of the Notes, including the call return rate and call threshold levels and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available, and the investor had the ability to assemble and enter into such instruments. Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples and table below illustrate the payment at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 5 years
Initial Level:	1,000.00
Call Return Rate:	6.50% per annum
Call Threshold Levels, Call Return and Call Price:

Call Observation Date

Call Threshold Level (as a percentage of the Initial level)

Call Return

Call Price (per Note)

1st

100.00%

6.50%

$1,065.00

2nd

102.00%

13.00%

$1,130.00

3rd

104.00%

19.50%

$1,195.00

4th

106.00%

26.00%

$1,260.00

Range of Underlying Return:	-100% to 20%

Example 1 — The Closing Level of the Underlying Asset is equal to or greater than the applicable Call Threshold Level on the Call Observation Date corresponding to the first potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Call Observation Date	1,010 (equal to or greater than Call Threshold Level)	$1,065.00 (Call Price)
	Total Payment:	$1,065.00 (6.50% total return)

Because the Notes are subject to an automatic call following the first call observation date, UBS will pay you on the call settlement date a total of $1,065.00 per Note (reflecting your principal amount plus the applicable call return), for a total return of 6.50% on the Notes. You will not receive any further payments on the Notes.

Example 2 — The Closing Level of the Underlying Asset is equal to or greater than the applicable Call Threshold Level on the Call Observation Date corresponding to the second potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Call Observation Date	980.00 (less than Call Threshold Level)	$0.00
Second Call Observation Date	1,025.00 (equal to or greater than Call Threshold Level)	$1,130.00 (Call Price)
	Total Payment:	$1,130.00 (13.00% total return)

Because the Notes are subject to an automatic call following the second call observation date, UBS will pay you on the call settlement date a total of $1,130.00 per Note (reflecting your principal amount plus the applicable call return), for a total return of 13.00% on the Notes. You will not receive any further payments on the Notes.

Example 3 — The Notes are not subject to an Automatic Call and the Underlying Return is 5.00%.

Because the Notes are not subject to an automatic call and underlying return is positive, the payment at maturity per Note will be calculated as follows:

$1,000 × (1 + 5.00%)
= $1,050.00 per Note (5.00% total return).

In this scenario, you will not receive any call return because the Notes are not subject to an automatic call.

Example 4 — The Notes are not subject to an Automatic Call and the Underlying Return is 0.00%.

Because the Notes are not subject to an automatic call and underlying return is zero, the payment at maturity per Note will be equal to the principal amount of $1,000 (0.00% total return).

In this scenario, you will not receive any call return because the Notes are not subject to an automatic call and you will not receive a positive return on your investment.

Example 5 — The Notes are not subject to an Automatic Call and the Underlying Return is -60.00%.

Because the Notes are not subject to an automatic call and underlying return is negative, the payment at maturity per Note will be equal to the principal amount of $1,000 (0.00% total return).

In this scenario, you will not receive any call return because the Notes are not subject to an automatic call and you will not receive a positive return on your investment.

Hypothetical Payment at Maturity if the Notes are NOT Subject to an Automatic Call

Underlying Asset		Payment and Return at Maturity
Final Level	Underlying Return	Payment at Maturity	Note Total Return at Maturity
1,200.00	20.00%	$1,200.00	20.00%
1,100.00	10.00%	$1,100.00	10.00%
1,050.00	5.00%	$1,050.00	5.00%
1,000.00	0.00%	$1,000.00	0.00%
900.00	-10.00%	$1,000.00	0.00%
800.00	-20.00%	$1,000.00	0.00%
700.00	-30.00%	$1,000.00	0.00%
600.00	-40.00%	$1,000.00	0.00%
500.00	-50.00%	$1,000.00	0.00%
400.00	-60.00%	$1,000.00	0.00%
300.00	-70.00%	$1,000.00	0.00%
200.00	-80.00%	$1,000.00	0.00%
100.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

Investing in the Notes involves significant risks. If the Notes are not subject to an automatic call on any call observation date, investors will not receive any call return at maturity and will have the potential for not receiving a positive return. If the Notes are not subject to an automatic call, the payment at maturity will be greater than the principal amount only if the final level is greater than the initial level. The Notes do not pay interest. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset and additional information regarding the underlying asset is attached hereto as Annex A. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

Nasdaq IFED 5% Target Volatility IndexTM

The underlying asset was launched on August 16, 2023 and is disseminated through ticker “IFEDLV5”. The underlying asset involves a systematic allocation among the equity component, the treasury component and the non-interest bearing cash account. This allocation requires determination of:

●the portion of the underlying asset allocated to equity and U.S. Treasury risk in the form of the equity component and treasury component, which will require the computation of the unit weight of the equity component and treasury component;

●a momentum-based trend signal between 0 and 1, which is used to scale the exposure to the treasury component from 0% to 100%, with residual allocation assigned to the non-interest bearing cash account; and

●the portion of the underlying asset allocated to the non-interest bearing cash account which is intended to mitigate the equity component and treasury component risk of the underlying asset.

The allocations are designed to risk control the underlying asset by targeting a realized volatility of 5% for the underlying asset. This goal is achieved by:

●measuring realized volatility of the underlying components over two time-windows;

●adjusting the weighting of the equity component, the treasury component, and overall portfolio leverage daily to keep the realized volatility in line with the 5% target over the long-term.

For additional information on the underlying asset and each underlying component, see “Additional Information About the Underlying Asset and the Underlying Components” attached as Annex A hereto. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical and Estimated Historical Performance of the Underlying Asset and the Underlying Components

The level of the underlying asset is deemed to have been 100.00 on March 2, 2000, which is referred to as the “Base Date.” The underlying asset was first calculated on August 16, 2023. Therefore, the historical information presented below for the period prior to August 16, 2023 is hypothetical and is provided as an illustration of how the underlying asset would have performed during the period had Indxx under the guidance of the index sponsor calculated the underlying asset prior to August 16, 2023 using the methodology it currently uses. This data does not reflect actual performance, nor was a contemporaneous investment model run of the underlying asset. Only historical information for the period from and after August 16, 2023 is based on the actual performance of the underlying asset.

The estimated historical performance of the underlying asset that has been calculated by Indxx under the guidance of the index sponsor and included in this document is subject to significant limitations, including the fact that the index sponsor had the benefit of hindsight both in developing the underlying asset’s methodology and in calculating the estimated historical performance of the underlying asset. If the estimated historical performance of the underlying asset was calculated based on different assumptions, or if the estimated historical performance information covered a longer or different time period, the estimated hypothetical performance of the underlying asset might look materially different.

Any historical and estimated historical upward or downward trend in value of the underlying asset during any period shown below is not an indication that the value of the underlying asset is more or less likely to increase or decrease at any time during the term of the Notes. Past performance of the underlying asset is not indicative of the future performance of the underlying asset or underlying components during the term of the Notes.

The table below shows the historical and estimated historical performance of the Underlying Asset from March 2, 2000 through September 19, 2024

Year	Total Return
	Closing Level at Year-End	Annual Return
2000 (from March 2, 2000 onwards)	112.23	12.23%
2001	107.85	-3.90%
2002	108.59	0.69%
2003	118.64	9.25%
2004	130.71	10.17%
2005	132.07	1.04%
2006	143.47	8.63%
2007	144.2	0.51%
2008	144.47	0.19%
2009	151.27	4.71%
2010	163.43	8.04%
2011	173.27	6.02%
2012	184.98	6.76%
2013	207.8	12.34%
2014	218.91	5.35%
2015	217.04	-0.85%
2016	228.46	5.26%
2017	272.95	19.47%
2018	268.77	-1.53%
2019	300.89	11.95%
2020	307.9	2.33%
2021	322.56	4.76%
2022	309.85	-3.94%
2023	311.26	0.46%
2024 (through September 19, 2024)	323.73	4.01%

The graph below illustrates historical and estimated historical performance of the Underlying Asset from March 2, 2000 to September 19, 2024

The graph below illustrates historical and estimated historical weight of the Equity Component, the Treasury Component and the Non-Interest Bearing Cash Account Expressed as a Percentage of the Level of the Underlying Asset from March 2, 2000 to September 19, 2024

The above graph shows the relative weighting of the equity component, the treasury component and the non-interest bearing cash account expressed as a percentage of the level of the underlying asset for the time period beginning March 2, 2000 through September 19, 2024. The application of the leverage component to scale up (or down) the exposures to the underlying components to achieve the volatility target results in the aggregate weight of the underlying components, in some cases, exceeding 100% of the underlying asset level. The graph also shows the impact of the leverage cap of 150% on the aggregate weight the underlying components. The weight of the equity component includes the application of the leverage component. The weight of the treasury component includes the application of the leverage component and the momentum-based trend signal. The weight of the cash allocation is the residual weight when the sum of the weight of the equity component and the weight of the treasury component is less than 100%. The weight of the cash allocation is 0 when the sum of the weight of the equity component and the weight of the treasury component is equal to or more than 100%. See “Underlying Asset — Nasdaq IFED 5% Target Volatility IndexTM—Determination of Index Level” in Annex A attached hereto.

Historical and estimated historical information presented is as of September 19, 2024 and is furnished as matter of information only. Historical and estimated historical performance and allocation of the underlying asset and underlying components is not an indication of future performance or allocation. Future performance and allocation of the underlying asset and underlying components may differ significantly from historical or estimated historical performance and allocation, either positively or negatively.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Additionally, the discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, U.S. holders should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount should be ratably allocated to each day in the accrual period and includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. We have determined that the comparable yield for the Notes is equal to [●]% per annum, compounded semi-annually.

The adjusted issue price of each Note at the beginning of each accrual period should be equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amount for the contingent payment to be made under the CPDI, adjusted to produce the comparable yield. We have determined a projected payment at maturity of $[●] based on an investment of $1,000.

Accordingly, if you are a U.S. holder that acquires a Note at initial issuance and holds it until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note (as described below):

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
Issue Date through December 31, 2024	$[●]	$[●]
January 1, 2025 through June 30, 2025	$[●]	$[●]
July 1, 2025 through December 31, 2025	$[●]	$[●]
January 1, 2026 through June 30, 2026	$[●]	$[●]
July 1, 2026 through December 31, 2026	$[●]	$[●]
January 1, 2027 through June 30, 2027	$[●]	$[●]
July 1, 2027 through December 31, 2027	$[●]	$[●]
January 1, 2028 through June 30, 2028	$[●]	$[●]
July 1, 2028 through December 31, 2028	$[●]	$[●]
January 1, 2029 through June 30, 2029	$[●]	$[●]
July 1, 2029 through Maturity Date	$[●]	$[●]

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount that we will pay on a Note. Nevertheless, a U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule.

If the actual amount of the contingent payment at maturity is different from the amount reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when that amount is paid. An adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; an adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.

In general, a U.S. holder’s basis in is the Notes should be increased by the amount of OID previously accrued by such holder on the Notes. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions, and as capital loss to the extent in excess thereof. The deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations.

A U.S. holder that purchases a Note for an amount other than its adjusted issue price will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than their adjusted issue price should consult their tax advisor regarding these adjustments.

Investors should consult their tax advisor with respect to the application of the CPDI rules to the Notes.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that your Notes should be treated in the manner described above.

Alternative Characterizations. Because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that the Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the Notes should be treated as deemed to be redeemed and reissued on any rebalancing of the underlying asset or rollover of, or change to, the underlying constituents, or that OID accruals should be calculated using a different maturity date including due to certain early redemptions.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Non-U.S. Holders. If you are a non-U.S. holder, subject to FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us(and/or the applicable withholding agent with a fully completed and duly executed applicable IRS Form W-8). Gain realized from the taxable disposition of a Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 871(m). Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on the nature of the Reference Asset and our determination that the Notes are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms of the Notes are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisors regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Additional Terms of the Notes

Market Disruption Events

The following section replaces in full the “General Terms of the Securities—Market Disruption Events” in the accompanying product supplement.

The calculation agent will determine the closing level (and thereafter the corresponding initial level, call threshold level, final level and/or any other relevant term, as applicable) of the underlying asset on each call observation date and the final valuation date (each, a “valuation date”) for the Notes, whether the closing level of the underlying asset is equal to or greater than the applicable call threshold level and the Notes are subject to an automatic call and whether the final level is greater than, less than, or equal to the initial level. If the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing with respect to the underlying asset, the equity component or the treasury component, as applicable, such valuation date may be postponed. If such a postponement occurs, the calculation agent will determine the closing level by reference to the closing level for the underlying asset on the first trading day on which no market disruption event occurs or is continuing with respect to the underlying asset and any underlying component, as applicable. In no event, however, will a valuation date be postponed by more than eight trading days. If a valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day for the underlying asset or any underlying component, as applicable, the calculation agent will nevertheless determine the closing level on such day. In such an event, the calculation agent will estimate the closing level (and thereafter the corresponding initial level, call threshold level, final level and/or any other relevant term, as applicable) based on (x) the prices of the affected underlying equity constituents or underlying treasury constituents, as applicable, that would have prevailed in the absence of the market disruption event and (y) a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying asset and the related underlying components.

If the calculation agent postpones any call observation date or the final valuation date, the corresponding call settlement date or the maturity date, as applicable, will be postponed to maintain the same number of business days between the postponed call observation date or final valuation date for which the closing level or final level, as applicable, is determined and the related call settlement date or maturity date, as applicable, as existed prior to the postponement of such date. A postponement of any call observation date other than the trade date shall have no effect on any subsequent call observation date. If the trade date is postponed, the calculation agent may adjust the final valuation date, including the maturity date, to ensure that the stated term of that offering of the Notes remains the same.

Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone a valuation date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the initial level, final level or closing level of the underlying asset on such date.

Because the underlying asset incorporates strategies relating to the equity component and the treasury component (and ultimately prices based on the underlying equity constituents and underlying treasury constituents), a market disruption event for the equity component or the treasury component or both the underlying constituents will also be a market disruption event for the underlying asset which means the affected valuation date will be postponed until no market disruption event with respect to any of those assets occurs or is continuing.

Any of the following with the respect to the underlying asset, the equity component or the treasury component will be a market disruption event, in each case as determined by the calculation agent:

(i).the index sponsor or Indxx determines that a Market Disruption Event (as such term is defined in Annex A hereto under “— Market Disruption Events”) occurs with respect to the underlying asset;

(ii).the level of the underlying asset, the equity component, or the treasury component is not published; or

(iii).in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described in the accompanying product supplement under “Use of Proceeds and Hedging” or (2) effect trading in a material number of underlying equity constituents or U.S. Treasury futures contracts generally.

For the avoidance of doubt, a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to underlying equity constituents in the primary market for those contracts by reason of any of:

(i).a price change exceeding limits set by that market,

(ii).an imbalance of orders relating to those contracts, or

(iii).a disparity in bid and ask quotes relating to those contracts,

will constitute a market disruption event relating to such underlying equity constituents.

For this purpose, for any offering of the Notes, an “absence of trading” in those option or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be market disruption events with respect to any underlying equity constituent:

♦a limitation on the hours or numbers of days of trading in an underlying equity constituent or options on that underlying equity constituent, as applicable, in the primary market for those instruments, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

♦a decision to permanently discontinue trading in the option or futures contracts relating to an underlying equity constituent.

Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation

For purposes of the section “General Terms of the Securities— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement, the term underlying index shall include each of the underlying asset, the equity component and the treasury component, as applicable.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC intends to resell the Notes to one or more third-party dealers at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated on the cover hereof. The underwriting discount per Note may be variable and fluctuate depending on market conditions at the time UBS establishes its hedge on or prior to the trade date. The total underwriting discount and proceeds to UBS, which will be disclosed in the final pricing supplement, will reflect the total amount of the underwriting discount. Notwithstanding the variable underwriting discount described above, certain unaffiliated registered investment advisers or fee-based advisory accounts may purchase Notes from a third-party dealer at a purchase price of at least $963.75 per Note, and such third-party dealer, with respect to such sales, may forgo some or all of the underwriting discount. UBS Securities LLC may also pay one or more unaffiliated dealers a structuring fee per Note in the amount indicated on the cover hereof with respect to some or all of the Notes. The structuring fee will be deducted from amounts remitted to UBS. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting compensation) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Annex A

Additional Information About the Underlying Asset and the Underlying Components

The Notes are linked to the performance of Nasdaq IFED 5% Target Volatility IndexTM (the “Underlying Asset”), which is sponsored and administered by Nasdaq Inc. (the “Index Sponsor”) and is calculated, maintained and published by Indxx, LLC (“Indxx”). The Underlying Asset involves a systematic allocation among the Nasdaq IFED US Large-Cap Low Volatility Total Return IndexTM (the “Equity Component”), the UBS 10Y U.S. Treasuries Excess Return Index (the “Treasury Component” and together with the Equity Component, the “Underlying Components”) and a non-interest bearing cash account. The allocations are designed to risk control the Underlying Asset by targeting a realized volatility of 5% for the Underlying Asset and adjusts its leverage on a daily basis targeting a volatility of 5%.

Included below are descriptions of each of the Underlying Asset, the Equity Component and the Treasury Component. We have derived all information contained in this document regarding the Underlying Asset, the Equity Component and the Treasury Component, including, without limitation, each of its respective make-up, performance, method of calculation and changes in its constituents, from publicly available sources. We make no representation or warranty as to the accuracy or completeness of such information.

Underlying Asset — Nasdaq IFED 5% Target Volatility IndexTM

Introduction

The Underlying Asset was launched on August 16, 2023 and is disseminated through ticker “IFEDLV5”. The Underlying Asset involves a systematic allocation among the Equity Component, the Treasury Component and the non-interest bearing cash account. This allocation requires determination of:

●the portion of the Underlying Asset allocated to equity and U.S. Treasury risk in the form of the Equity Component and Treasury Component, which will require the computation of the unit weight of the Equity Component and Treasury Component;

●a momentum-based trend signal between 0 and 1, which is used to scale the exposure to the Treasury Component from 0% to 100%, with residual allocation assigned to the non-interest bearing cash account; and

●the portion of the Underlying Asset allocated to the non-interest bearing cash account which is intended to mitigate the Equity Component and Treasury Component risk of the Underlying Asset.

The allocations are designed to risk control the Underlying Asset by targeting a realized volatility of 5% for the Underlying Asset. This goal is achieved by:

●measuring realized volatility of the Underlying Components over two time-windows;

●adjusting the weighting of the Equity Component, the Treasury Component, and overall portfolio leverage daily to keep the realized volatility in line with the 5% target over the long-term.

Realized volatility is a measurement of the degree of movement in the price or value of an asset observed over a specified period all as discussed below under “Step 3 Determination of the Preliminary Weights of the Equity Component and the Treasury Component”.

Base Value and Date

The base value of the Underlying Asset is deemed to be 100 as of March 2, 2000. The Underlying Asset was first calculated on August 16, 2023.

Determination of Index Level

The Index Level is calculated by Indxx, LLC and is based on the value of each of the relevant Underlying Components as determined in accordance with this methodology on each day on which all Underlying Components are scheduled to be published that is not a Disrupted Day (an “Index Calculation Day”).

The determination of dates used in the calculation is based on the relevant calendars and exchange schedules available at the time of such determination. On any day where the Index Level is not calculated, no Index Level will be published in respect of such day, subject to the provisions set out below.

Indxx will publish the Index Level on each Index Calculation Day (as defined under “—Market Disruption Events” below).

Index Construction Methodology

Excess Return Equity Component and Daily Returns for Each Underlying Component

On each Index Calculation Day, the Underlying Asset determines the return of the Equity Component over a risk-free rate and determines the daily returns for each of the Underlying Components. The Excess Return Equity Component is determined as set forth in Step 1 and daily returns are determined as set forth in Step 2. The daily returns are used to compute the shorter-term and a longer-term measures of volatility used in determination the Intermediate Index as set forth in Steps 3 through 5.

1.Determination of the Level of Excess Return Equity Component.

On each Index Calculation Day, the Excess Return Equity Component means the return of the Equity Component over a risk-free rate and is calculated as follows:

2.Determination of the Daily Returns for the Excess Return Equity Component and the Treasury Component.

Construction of the Intermediate Index

The following Steps 3 through 5 involve computing an intermediate index (the “Intermediate Index”) used to determine the Equity Unit and Treasury Unit in Step 6 which is used to compute the Index Level in Step 7.

The Intermediate Index seeks to maintain an annualized realized volatility approximately equal to the Target Volatility of 5.0% by rebalancing its exposures to the Underlying Components on each Index Calculation Day based on two sets of measures of realized volatility, correlation and covariance over two time horizons (shorter-term and longer-term). Each volatility measure reflects an exponentially weighted moving average, meaning that greater weight is assigned to more recent performances and less weight is assigned to less recent performances. The shorter-term volatility measure assigns greater weight to more recent performance than does the longer-term volatility measure. Volatility measures, correlation and covariance are computed in Step 3.1.

For each volatility measure on each Index Calculation Day, the Intermediate Index seeks to identify a notional portfolio composed of the Underlying Components that has an annualized realized volatility of 5.0% and an aggregate weight of 100%. The notional portfolio identified for each volatility measure in the manner described below is referred to herein as the “Preliminary Portfolio” for that volatility measure. The Preliminary Portfolio is computed in Steps 3.3 and 3.4.

For each volatility measure, there may be one or two such optimized notional portfolios, or there may be no such notional portfolio, based on parameters of quadratic formulas as described in Section 3.2.

●if there are two such notional portfolios for a volatility measure, subject to adjustment as described below, the notional portfolio that has the higher allocation to the Excess Return Equity Component is selected; and

●if there is one such notional portfolio for a volatility measure, subject to adjustment as described below, that notional portfolio is selected; and

●if there is no such optimized notional portfolio for a volatility measure, subject to adjustment as described below, the notional portfolio with the lowest realized volatility is selected provided that, if the Excess Return Equity Component weight of either portfolio is greater than 100%, the Excess Return Equity Component weight in the notional portfolio selected for that volatility measure on that Index Calculation Day will be 100% and, if the Excess Return Equity Component weight of both portfolios are less than 0%, the Excess Return Equity Component weight in the notional portfolio selected for that volatility measure on that Index Calculation Day will be 0%. Applying this cap and floor may cause the annualized realized volatility of the resulting notional portfolio to be greater than or less than 5.0% for that volatility measure.

3.Determination of the Preliminary Weights of the Equity Component and the Treasury Component.

The Underlying Asset determines the weights of the Equity Component and the Treasury Component on each Index Calculation Day to construct the Intermediate Index. The weight computation requires a determination of the volatility, correlation and covariance of each component. The volatility, correlation and covariance of the notional portfolios composed of the Underlying Components are calculated using two durations: shorter-term measures (50-Day) and a longer-term measures (100-Day). Each measure reflects an exponentially weighted moving average, meaning that greater weight is assigned to more recent performance and less weight is assigned to less recent performance; the shorter-term measures assigns greater weight to more recent performance than does the longer-term measures.

●“Volatility” is a measure of the degree of variation in the value of an asset over a period of time. The realized (or historical) volatility of a portfolio reflects the weight and realized volatility of each of its components, as well as the degree of realized correlation among those components. The Underlying Asset uses the term Variance as the measure of volatility in the weight computation process.

●“Correlation” is a standardized measure of the direction and strength of the linear relationship between daily returns of two components over a given period. Correlation ranges between +1 and -1, where +1 means a direct and strong relationship, and -1 means a perfect inverse relationship. All else equal, a portfolio with a lower degree of correlation between its components will have a lower volatility than a portfolio with a higher degree of correlation between its components. This is because the returns of components with a lower degree of correlation will offset each other to a greater extent than the returns of components with a higher degree of correlation, resulting in less variability in portfolio returns for a portfolio composed of components with a lower degree of correlation and more variability in portfolio returns for a portfolio composed of constituents with a higher degree of correlation.

●“Covariance” is a measure of the degree to which the daily returns of two components vary together. While Variance measures how returns of a single component varies over time, Covariance measures how the returns of two components vary together. Covariance is unbounded and thus ranges between -∞ to +∞. A Covariance value near zero means the two components vary independent of each other, or randomly.

3.1 A . Calculation of the 50-Day and 100-Day Variance of each of the Equity Component and the Treasury Component.

Calculation of the 50-Day Variance of the Equity Component

On each Index Calculation Day t, the 50-day Variance of the Equity Component is calculated as follows:

On July 26, 1999,

And thereafter,

Calculation of the 50-Day Variance of the Treasury Component

On each Index Calculation Day t, the 50-day Covariance of the Treasury Component is calculated as follows:

On July 26, 1999,

And thereafter,

Calculation of the 100-Day Variance of the Equity Component

On each Index Calculation Day t, the 100-day Variance of the Equity Component is calculated as follows:

On October 5, 1999,

And thereafter,

Calculation of the 100-Day Variance of the Treasury Component

On each Index Calculation Day t, the 100-day Variance (“”) of the Treasury Component is calculated as follows:

On October 5, 1999,

And thereafter,

3.1 B. Calculation of the 50-Day and 100-Day Covariance and Correlation between the Equity Component and the Treasury Component.

Calculation of the 50-Day Covariance

On each Index Calculation Day t, the 50-day Covariance is calculated as follows:

On the July 26, 1999,

And thereafter,

Calculation of the 50-Day Correlation

On each Index Calculation Day t, the 50-day Correlation is calculated as follows:

Calculation of the 100-Day Covariance

On each Index Calculation Day t, the 100-day Covariance is calculated as follows:

On October 5, 1999,

And thereafter,

Calculation of the 100-day Correlation

On an Index Calculation Day t, the 100-day Correlation is calculated as per the below formula:

3.2  Calculation of the 50-Day and 100-Day Parameters.

The Underlying Asset uses solutions to the quadratic formula to determine whether any notional portfolio of the Underlying Components has a realized volatility that is equal to the volatility target of 5.0% (or less in certain circumstances), satisfying constraints that (i) the weights sum to one hundred percent (100%) and (ii) the individual weights are between 0% to 100%.

The quadratic formula can be expressed as where a, b, c are known parameters. Solutions of the variable x to the quadratic formula make the equation zero. In the quadratic formula, the value of the “discriminant” (defined as ) indicates the number (if any) of potential solutions to the formula. In the context of the Underlying Asset, the solutions to the quadratic formula provide the potential weights of each Underlying Component, satisfying the constraints above. If no solution exists, then a default calculation is applied.

Where “Target Volatility” means 5%.

3.3 Calculation of the 50-Day and 100-Day Preliminary Weights of the Equity Component to Determine the Equity Component Composition of the “Preliminary Portfolio.”

For each of the shorter-term and longer-term parameters computed in Step 3.2, the Underlying Asset selects from possible notional portfolios based on the value of the discriminant as follows:

●if there are two such notional portfolios for a volatility measure, subject to adjustment as described below, the notional portfolio that has the higher allocation to the Express Return Equity Component is selected; and

●if there is one such notional portfolio for a volatility measure, subject to adjustment as described below, that notional portfolio is selected; and

●if there is no such optimized notional portfolio for a volatility measure, subject to adjustment as described below, the notional portfolio with the lowest realized volatility is selected provided that, if the Excess Return Equity Component weight of either portfolio is greater than 100%, the Excess Return Equity Component weight in the notional portfolio selected for that volatility measure on that Index Calculation Day will be 100% and, if the Excess Return Equity Component weight of both portfolios are less than 0%, the Excess Return Equity Component weight in the notional portfolio selected for that volatility measure on that Index Calculation Day will be 0%.

For each of the shorter-term and longer-term windows, the preliminary weight (“Preliminary Weight”) of the Equity Component is the weight of the Equity Component in the selected notional portfolio.

●The Equity Component's short-term Preliminary Weight is calculated using the 50-Day Variances of the Underlying Components and the 50-Day Covariance between the Underlying Components.

●The Equity Component’s long-term Preliminary Weight is calculated using the 100-Day Variances of the Underlying Components and the 100-Day Covariance between the Underlying Components.

Calculation of the 50-Day Preliminary Weight of the Equity Component

If MAX (LBoundt, RBoundt) < 0:

50EQWt = 0 and

Solutiont = “Negative Solution”

Else if 0 ≤ MAX (LBoundt, RBoundt) ≤ 1:

50EQWt = MAX(LBoundt, RBoundt) and

Solutiont = “Positive Solution”

Else if MIN (LBoundt, RBoundt) < 0:

50EQWt = 1
Solutiont = “Unique Solution”

Else if 0 ≤ MIN (LBoundt, RBoundt) ≤ 1:

50EQWt = 1 and
Solutiont = “Positive Solution”

Otherwise:

50EQWt = 1 and
Solutiont = “Multiple Solutions”

Calculation of the 100-Day Preliminary Weight of the Equity Component

3.4 Calculation of the 50-Day and 100-Day Preliminary Weights of the Treasury Component to Determine the Treasury Component Composition of the “Preliminary Portfolio”.

Each Preliminary Weight of the Treasury Component is equal to one hundred percent (100%) minus the respective Preliminary Weight of the Equity Component (calculated above). If the corresponding discriminant was less than zero, the Preliminary Weight of the Treasury Component would be scaled by the ratio of the target volatility and the notional portfolio’s realized volatility.

Calculation of the 50-Day Preliminary Weight of the Treasury Component

On an Index Calculation Day t, the Preliminary Weight of the Treasury Component using 50-day lookback window (“”) is calculated as follows:

Otherwise:

Calculation of the 100-Day Preliminary Weight of the Treasury Component

On an Index Calculation Day t, the Preliminary Weight of the Treasury Component using 100-day lookback window (“”) is calculated as follows:

Otherwise:

4.Determination of the Final Weights of the Equity Component and the Treasury Component.

The final weight of the Equity Component in the Intermediate Index referenced below is based on the volatility measure that produces the lower allocation to the Equity Component as the “Daily Portfolio” for that Index Calculation Day. This selection of the final weight of the Equity Component for the Daily Portfolio with the lower allocation to the Equity Component may be more likely to result in the Intermediate Index tracking a notional portfolio with a lower realized volatility than if the notional portfolio with the higher allocation to the Equity Component was selected.

The final weight of the Treasury Component is based on the same volatility measure.

Calculation of the Final Weight of the Equity Component

Calculation of the Final Weight of the Treasury Component

5.Calculation of the Intermediate Index Level.

6.Determination of the Equity Unit and Treasury Unit.

Determination of the Equity Unit

7.Determination of the Index Level.

On each Index Calculation Day, the Index Level is determined by applying a leverage component to the Intermediate Index Level to adjust the realized volatility to the Target Volatility and adjusted for fees.

In the circumstance in which the annualized realized volatility of the Intermediate Index Level is greater than 5.0%, a leverage component is applied to scale down the exposures to the Underlying Components to achieve an annualized realized volatility of 5.0%. Similarly, if the annualized realized volatility of the Intermediate Index level is less than 5.0%, a leverage component is applied to scale up the exposures to the Underlying Components to achieve an annualized realized volatility of 5.0%, subject to a leverage cap of 150%.

Leverage is determined by reference to the maximum of 50- and 100-day realized volatility of the Intermediate Index and the Target Volatility.

The Index Level is adjusted for the following approximation of transactional costs associated with rebalancing the notional portfolio and embedded index tracking fee:

Equity_TC and Treasury_TC is a rebalance fee calculated at the rate of 0.02% of the portion of each underlying component subject to the notional rebalance to estimate the transaction costs associated with rebalancing the notional portfolio. The fee will be applied each time the Underlying Asset increases or decreases the effective allocation of the Equity Component or the Treasury Component.

Index_Fee is an embedded fee calculated at the rate of 0.5% per annum associated with tracking the Underlying Asset.

Calculation of the Leverage

The Return of the Intermediate Index Level on Index Calculation Day t is calculated as per the following:

On an Index Calculation Day t, the Leverage ("Lev_t") is calculated as follows:

$$Lev_t = MIN\left(150\%, \frac{Target\ Vol}{MAX(ILVOL50_t, 100ILVOL_t)}\right)$$

Where Target Vol means 5%.

$\mathbf{50ILVOL_t}$ means the 50-day Volatility of the Intermediate Index Level in respect of Index Calculation Day t;$\mathbf{100ILVOL_t}$ means the 100-day Volatility of the Intermediate Index Level in respect of Index Calculation Day t;

$\mathbf{50ILVOL_t}$and $\mathbf{100ILVOL_t}$ are calculated in accordance with the following formula:

$$\mathbf{50ILVOL_t} = \sqrt{252 \times 50ILVAR_t}$$

$$\mathbf{100ILVOL_t} = \sqrt{252 \times 100ILVAR_t}$$

Where:

On March 2, 2000:

$$50ILVAR_t = \frac{\sum_{i=0}^{49} RIL_{t-i} * RIL_{t-i} * \left(1 - \frac{3}{50}\right)^i}{\sum_{i=0}^{49} \left(1 - \frac{3}{50}\right)^i}$$

$$100ILVAR_t = \frac{\sum_{i=0}^{99} RIL_{t-i} * RIL_{t-i} * \left(1 - \frac{3}{100}\right)^i}{\sum_{i=0}^{99} \left(1 - \frac{3}{100}\right)^i}$$

On any Index Calculation Day following March 2, 2000:

$$50ILVAR_t = RIL_t * RIL_t \times \frac{3}{50} + 50ILVAR_{t-1} \times \frac{47}{50}$$

$$100ILVAR_t = RIL_t * RIL_t \times \frac{3}{100} + 100ILVAR_{t-1} \times \frac{97}{100}$$

$50ILVAR_t$ means the 50-day Variance of Index Level in respect of Index Calculation Day t;

$100ILVAR_t$ means the 100-day Variance of Index Level in respect of Index Calculation Day t;

$50ILVAR_{t-1}$ means the 50-day Variance of Index Level in respect of the Index Calculation Day immediately prior to Index Calculation Day t;

$100ILVAR_{t-1}$ means the 100- day Variance of Index Level in respect of the Index Calculation Day immediately prior to Index Calculation Day t;

Calculation of the Equity Exposure and the Treasury Exposure

Calculation of the Dynamic Treasury Component

The Dynamic Treasury Component seeks to adjust the allocation to the Treasury Component by using a momentum-based trend signal. The Trend Signal adjusts allocation to the Treasury Component by a factor between 0% and 100%, based on the returns of the Treasury Component across four lookback windows. For instance, if the Treasury Component returns are negative across all four windows, then the Trend Signal is set to zero and the allocation to the Treasury Component is scaled down to zero, and the allocation is assigned to the non-interest bearing cash account. If the Treasury Component returns are positive across all four windows, then the Trend Signal is set to 1 and the allocation to the Treasury Component is scaled by 1 or, is unchanged.

Calculation of the Trend Signal

On an Index Calculation Day t, the Intermediate Trend Signals with regards to a specific lookback window are calculated as follows:

Calculate the Trend Signal

Market Disruption Events

A “Disrupted Day” means any day on which a Disruption Event has occurred or is continuing. A “Disruption Event” means any Market Disruption Event that Indxx determines is material.

A “Market Disruption Event” means the occurrence or existence of any of the following cases:

●any suspension or permanent discontinuation of, or limitation imposed on trading by the relevant Exchange or Related Exchange or otherwise and whether by reason of movements in price exceeding limits permitted by the relevant Exchange or Related Exchange or otherwise: (A) relating to any Underlying Constituent on the relevant Exchange; or (B) in any futures or options contracts relating to an Underlying Component or a Underlying Constituent on any relevant Related Exchange(s);

●the closure on any day of any Exchange or any Related Exchange prior to its scheduled closing time, unless such earlier closing is announced by such Exchange or Related Exchange(s) at least three hours prior to the earlier of: (A) the actual closing time for the regular trading session on such Exchange or Related Exchange (as the case may be) on such day; and (B) the submission deadline for orders to be entered into the relevant Exchange or Related Exchange system for execution as of the close of trading on such day;

●any event (other than an early closure as described in sub-paragraph (ii) above) that disrupts or impairs (as determined by Indxx) the ability of market participants in general to effect transactions in, or obtain market values for: (A) any Underlying Constituent on the relevant Exchange; or (B) futures or options contracts relating to an Underlying Component or a Underlying Constituent on any relevant Related Exchange(s);

●an administrator of an Underlying Component fails to publish the level of such Underlying Component;

●a Force Majeure Event;

●any Exchange or Related Exchange fails to open for trading during its regular trading session; or

●the level of an Underlying Component has been calculated by reference to data that, in the determination of Indxx, acting in good faith and in a commercially reasonable manner, is inaccurate, incomplete and/or does not reflect the true market trading prices, values or levels of such Underlying Component and/or the Underlying Constituents thereof, in each case, which Indxx determines is material;

As used herein, “Exchange” means the primary U.S. securities exchange registered under the Exchange Act or market of trading related to the Underlying Asset, Underlying Components or Underlying Constituents.

A “Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines, in its sole discretion, affects the Underlying Asset, any Underlying Component or the methodology on which the Underlying Asset is based or the Index Sponsor’s ability to calculate and publish the Underlying Asset;

“Related Exchange” means the primary exchanges and markets for financial instruments such as option or futures contracts relating to the Underlying Asset, Underlying Components or Underlying Constituents.

Announcements

Nasdaq will announce any changes to the Underlying Asset’s methodology and corporate action policy.

Extraordinary Events

If the financial markets experience an extraordinary event, the Underlying Asset Committee will decide on the implementation of any necessary adjustments to pre-established procedures.

Equity Component — Nasdaq IFED US Large-Cap Low Volatility Index Total ReturnTM

The Equity Component is sponsored and administered by Nasdaq, Inc. (“Nasdaq”). Economic Index Associates, LLC (“EIA” or the “Index Contributor”) determines the Equity Component composition at each rebalance date per the criteria set forth below.

The Equity Component is calculated, maintained and published on a daily basis by Indxx, LLC (“Indxx”). No party has any obligation to continue its involvement with the Equity Component and any of Nasdaq, EIA, or Indxx may discontinue their involvement which will lead to the cessation of the publication of the Equity Component. Daily Index Closing Levels of the Equity Component are available at Indxx’s website.

The Equity Component was launched on July 19, 2022 and is disseminated through ticker “IFEDLVT” and is designed to maximize exposure to those large-cap, low volatility U.S. equities best positioned to benefit from prevailing market conditions. The Equity Component uses a combination of Federal Reserve policy developments and key firm metrics to select stocks via a transparent and rules-based active strategy (the “IFED Strategy”). EIA has developed empirical research that presents support for the view that, if measured properly, there is a significant and consistent association between Federal Reserve monetary policy shifts and subsequent returns on equities and other securities.

Base Value and Date

The base value of the Equity Component is deemed to be 1000 as of December 31, 1998. The Equity Component was first calculated on July 19, 2022.

Index Universe

To be eligible for inclusion in the Equity Component, a constituent (an “Underlying Equity Constituent”) must be an actively-traded common stock of a U.S. company, meaning the company files 10-K annual reports and the primary listing is on an eligible national securities exchange in the U.S. Ineligible organizational structures and share types include the following: (i) business development companies (“BDCs”), (ii) limited partnerships (“LPs”); (iii) master limited partnerships (“MLPs”), (iv) limited liability companies (“LLCs”), (v) closed-end funds, (vi) ETFs, (vii) ETNs, (viii) royalty trusts, (ix) special purpose acquisition companies (“SPACs”), (x) preferred stock, (xi) convertible preferred stock, (xii) unit trusts, (xiii) equity warrants, (xiv) convertible bonds, (xv) investment trusts, (xvi) rights, and (xvii) American Depositary Receipts (“ADRs”).

Stocks are excluded from the Equity Component if three years of accounting or trade history is not available to calculate the twelve firm-specific metrics. If a company has multiple otherwise-eligible securities, the stock with the highest prior-month trading volume is generally considered for inclusion in the Equity Component. The Index Committee reserves the right to deem another stock more appropriate. The Index Committee may deem a foreign domiciled company as a U.S. company for Equity Component purposes if its primary listing, headquarters and incorporation are in the U.S. and/or a “domicile of convenience.” The final determination of domicile eligibility is made by EIA in consultation with Nasdaq. In making its determination, EIA and Nasdaq may consider other factors including, but not limited to, operational headquarters location, ownership information, location of officers, directors and employees, investor perception and other factors deemed to be relevant. A stock may be considered for exclusion on the basis of corporate governance, accounting policies, lack of transparency and lack of representation, despite meeting all the criteria provided in the Equity Component’s methodology.

Measuring Market Conditions

Broad Federal Reserve Policy Intention (Stance)

The first component used to classify the market environment is stance. Stance is based on the Federal Reserve discount window primary credit rate (formerly known as the discount rate). The primary credit rate is the basic interest rate charged to most banks for loans issued via the discount window. This rate is relied upon even though the discount window is used sparingly as an actual funding source. Changes in the primary credit rate are widely acknowledged as providing a valid “signal” of the Federal Reserve’s long-term, future strategic monetary policy intentions. Changes in the primary credit rate signal a shift in future Federal Reserve policy, whereas the actual implementation of Federal Reserve policy is accomplished via other mechanisms (i.e., open market operations). Based on the recognized signaling properties of primary credit rate changes, the EIA policy indicator relies heavily on changes in this rate.

●Expansive: Initiated by a decrease in the Federal Reserve primary credit rate (formerly the discount rate). Subsequent decreases in the rate only serve to reinforce the Federal Reserve’s expansive stance. Policy stance remains expansive until the Federal Reserve increases the primary credit rate.

●Restrictive: Initiated by an increase in the Federal Reserve primary credit rate. Subsequent increases in the rate only serve to reinforce the Federal Reserve’s restrictive stance. Policy stance remains restrictive until the primary credit rate is decreased.

Federal Reserve Actions in the Short-Term Market (Stringency)

The second component used to classify the market environment is stringency. The stringency measure relies on the monthly average of the federal funds rate, which is derived by calendar month. The monthly average rate is used to alleviate potential problems created by the observed volatility in daily or weekly values of the federal funds rate. Furthermore, the measure uses the three-month cumulative change in the monthly average rate and applies a two basis point hurdle. Together, these requirement alleviate problems with erroneously labeling a transitory change in the rate as an intentional shift in Federal Reserve policy.

●Expansive: Initiated by a decrease in the cumulative monthly average federal funds rate of two basis points or more. Subsequent decreases in the cumulative average rate only serve to reinforce that the Federal Reserve’s actions in the short-term market continue to be expansive. Policy stringency remains expansive until the cumulative monthly average rate increases of two basis points or more.

●Restrictive: Initiated by an increase in the cumulative monthly average federal funds rate of two basis points or more. Subsequent increases in the cumulative average rate only serve to reinforce that the actions in the short-term market continue to be restrictive. Policy stringency remains restrictive until the cumulative average rate decreases by two basis points or more.

Combined Measure of Market Conditions

●Expansive: Both stance and stringency are expansive.

●Restrictive: Both stance and stringency are restrictive.

●Indeterminate: One market environment measure is expansive and the other is restrictive.

The following table summarizes the alternative market environment classifications:

Alternative Market Environment Classifications
Broad Federal Reserve Policy (Stance)
		Expansive	Restrictive
Federal Reserve Actions in Short-Term Market (Stringency)	Expansive	Expansive	Indeterminate
	Restrictive	Indeterminate	Restrictive

Mechanism to Avoid Misclassification of Shifts and Reduce Transactions Costs

A final mechanism is implemented to reduce transactions costs and alleviate problems with the misclassification of a transitory rate change as a shift in the market environment. Specifically, without a definitive shift in Federal Reserve policy, a three-month minimum elapsed interval per market environment is required. It is widely acknowledged that the actions and policies of the Federal Reserve are dictated by the Federal Reserve’s evaluation of current conditions and its forecasts of conditions over the next several months. Thus, actual changes in Federal Reserve policy are spaced considerably.

The Federal Reserve’s deliberate operating procedure is not consistent with a policy reversal over a one- or two-month period. Therefore, except when a definitive policy shift occurs, market environments are constrained to extend for at least three calendar months to screen out false signals that would inappropriately disrupt the portfolio allocation and produce undue transactions costs. A shift in direction in the primary credit rate serves as a definitive signal of a change in Federal Reserve policy, and thus, voids the three-month minimum requirement and creates an immediate change in the market environment.

Index Construction Methodology

The IFED Strategy relies on a total of twelve firm-specific metrics, which are selected based on economic validation and empirical analysis of return sensitivities to changes in market conditions. The process of constructing the Equity Component involves weighting those metrics appropriately to take the most advantage of the prevailing market environment. Companies are then ranked based on total metric score (the “IFED Score”), rather than the traditional approach of market capitalization weighting. Constructing the Equity Component involves the following steps:

1.Start with the list of eligible stocks, defined as above.

2.Define the prevailing market environment as expansive, restrictive or indeterminate.

EIA’s proprietary indicator classifies the market environment as expansive, restrictive or indeterminate.

The market environment measure relies on the confluence of two observable components of monetary policy, which are referenced as “stance” and “stringency.” These two components represent unique Federal Reserve policy interest rates that are used to capture different dimensions of Federal Reserve monetary policy intentions.

●Stance is designed to capture the Federal Reserve’s strategic, long-term monetary policy intentions.

●Stringency is designed to capture the Federal Reserve’s actions in the market for short-term funding.

The two measures generally align as Federal Reserve actions in the short-term market usually align with its broad policy intentions. There are, however, situations in which the two tend to contradict one another, which creates an indeterminate environment. See “—Measuring Market Conditions” above for more information.

3.Score each firm according to the twelve firm-specific metrics that are most crucial to stock performance in the prevailing environment and assign each stock a composite IFED Score.

The twelve firm-specific metrics include: (i) market capitalization (size); (ii) past stock performance (long-term, 5 years); (iii) past stock performance (short-term, one year); (iv) dividend yield; (v) cash holdings; (vi) residual variability; (vii) change in net operating assets; (viii) balance sheet bloat; (ix) equity issuance; (x) debt ratio; (xi) gross profit margin; and (xii) value effect.

The twelve firm metrics are selected by EIA based on academic research, and each of the metrics is calculated according to the approach prescribed in the related research. Empirical analyses are performed to establish that each metric corresponds with a systematic return pattern relative to signaled Federal Reserve policy shifts. Finally, in calculating the metrics, each variable is measured based on data over a period that is lagged relative to the identified shift in market conditions (calendar month t).

The metrics gauge a stock’s positioning relative to the prevailing environment and are calculated as follows:

(i) Market Capitalization (Size)

•	Size denotes the market capitalization of a stock as of end of month t-1.

(ii) Past Stock Performance: Long-term (5-yr) (PastRet)

•	PastRet denotes long-term past return performance, measured as the total stock return from month t-60 to month t-13.
•	If a stock’s trading history is less than 36 months, or if a monthly return is missing during month t-36 to t-13, the stock is excluded.
•	If the trading history is between 36 and 48 months and a monthly return is missing during month t-48 to month t-36, PastRet = cumulative return from month t-36 to month t-13.
•	If the trading history is between 48 and 60 months and a monthly return is missing during month t-60 to month t-48, PastRet = cumulative return from month t-48 to month t-13.

(iii) Past Stock Performance: Short-term (1-yr) (MOM)

•	MOM denotes short-term past return performance, which is the cumulative stock return from month t-12 to month t-2.
•	If the trading history is less than 12 months, or if a monthly return is missing during the past 12 months, the stock is excluded.

(iv) Dividend Yield (Divyld)

•	Divyld denotes total dividend divided by market cap in month t-1, where total dividend = net income minus (book equity in year t minus book equity in year t-1).

(v) Cash Holdings (Cash/TA)

•	Cash/TA denotes the percentage of assets held as cash equivalents and is measured as cash plus short-term investments divided by total assets.

(vi) Residual Variability (Ivol60)

•

Ivol60 denotes the volatility of residuals from a market model regression estimated over 60 months from month t-60 to month t-1. The same treatment is applied for missing returns as applied for PastRet. Ivol60 relies on the following regression to compute the residual:

𝑅𝑠−𝑅𝑓=𝑎+𝑏1∙(𝑅𝑀−𝑅𝑓)+𝜀

With:

Monthly return of market cap weighted index composed of all stocks with an IFED Score, rebalanced monthly,

Monthly stock return of firm s,

Residual of the regression, a vector of 60 numbers,

Monthly risk-free rate, one-month Treasury bill rate,

a, b1: regression equation coefficients that are not relevant to the calculation of this metric

(vii) Change in Net Operating Assets (ChgNOA)

•	Net operating assets (NOA) = operating assets - non-debt liabilities = (total assets - cash & short-term investments) - (total liabilities - total debt)
•	ChgNOA = NOA year t – NOA year t-1
•	Total debt = total long-term debt + minority interest + notes payable + book value of preferred stock
•	Stocks are excluded if total long-term debt is missing; whereas, minority interest, notes payable and book value of preferred stock are used if available.

(viii) Balance Sheet Bloat (BSBloat)

•	BSBloat denotes the level of net operating assets, which is equal to (operating assets in year t minus operating liabilities in year t) / total assets in year t-1
•	Operating assets = total assets - cash & short-term investment
•	Operating liabilities = total assets - total debt - book equity
•	The coefficient on BSBloat is set to 0 for financial firms due to their unique balance sheet structure

(ix) Equity Issuance (EqtyIss)

•	EqtyIss denotes the log of one-year change in split adjusted number of shares
•	EqtyIss = log (shares month t-1 / shares month t-12)

(x) Debt Ratio (Debt/TA)

•	Debt/TA denotes debt ratio, which is equal to total debt divided by total assets

(xi) Gross Profit Margin (GP/TA)

•	GP/TA denotes gross profit margin, which is equal to (total revenue - cost of goods sold (COGS)) / total assets
•	COGS for financial firms is calculated as total interest expense + provision for credit losses

(xii) Value Effect (ValueEff)

•	ValueEff relies on a combination of three price multiples: BEME, EBITDA/EV and Sales/ME
•

BEME denotes book-equity to market-equity, calculated as BE divided by ME, where book-equity (BE) = book value of shareholder’s equity plus balance sheet deferred taxes (if available) minus book value of preferred stock (if available), where preferred stock (PREF) is based on redemption, liquidation or par value. ME denotes market capitalization as of end of month t-1.

•	EBITDA/EV is measured as earnings before interest, taxes and depreciation and amortization divided by enterprise value (EV), where EV is the sum of ME, total debt, and PREF less cash
•	Sales/ME is measured as total revenue divided by ME
•

The value effect measure is derived as an equal-weighted combination of the non-missing price multiples. If EBITDA, EV or BE are negative, the respective multiple is considered “missing” and the value effect measure is derived over the non-missing measure(s).

When a reconstitution of the Equity Component is warranted, the accounting variables used in calculating the firm metrics are sourced from a company’s latest 10-K filing; or its 8-K filing if the 10-K is not yet available. All market variables are adjusted for stock splits and stock dividends and are calculated using data at market close on the last trading day of the most recent prior calendar month. Returns represent total returns (which include adjustments for corporate actions).

Determining Pre-Weight Z-Scores

For each firm’s stock, a pre-weight and weighted z-score for each of the 12 firm financial metrics is calculated. The pre-weight z-scores are modified to arrive at the weighted scores, which serve as components in determining a firm’s final IFED Score.

For each firm, the pre-weight z-score for a firm metric is based on the metric’s rank relative to the other firms in the investment universe. The greater the difference in ranking from the average ranking, the higher the absolute value of the z-score and the greater impact on the firm’s IFED Score, either producing a relatively large increase or decrease in the IFED Score.

A special circumstance exists, however, for two firm metrics based on performance, PastRet and GP/TA, during indeterminate environments. For these two metrics, during indeterminate environments only, moderate z-scores have the greatest positive impact on the IFED Score. In indeterminate environments, moderate z-scores have greater impact because the evidence suggests that when market conditions are not clearly defined, stocks with moderate levels of past stock and profit performance exhibit the best future stock performance. The unique treatment for these two metrics, during indeterminate environments, is as follows: the metric z-score is set as 1 if a firm’s metric ranks in the middle quintile (quintile 3), it is set as 0.5 if it ranks in quintile 2 or 4, and it is set as 0 if it is in quintile 1 or 5.

Calculation of Pre-Weight Z-Scores

Calculation of z-scores: denotes the z score of stock j for metric i. Where, is the mean of the ranks for metric i and Std (Rank) is the standard deviation of the ranks for metric i across all stocks in the IFED universe.

Rank denotes ranks of all stocks that are eligible for selection for the current month.

When the ranks for a metric are equal across firms, the z scores are the same and the next non-equal rank assumes a rank value equal to its observation number in the ranked series. For example, for the Debt/TA metric, if the first ten stocks have Debt/TA values of 0, they are all ranked 1 and the next stock receives a rank of 11 for the Debt/TA metric.

The value effect z-score involves a unique calculation since it represents a combination of three separate price multiples. A preliminary z-score is calculated for each of the non-missing price multiples. The final value effect z-score is derived as the mean of the non-missing z-scores for the price multiples.

Determining Weighted Z-Scores

After the pre-weight z-scores are determined for each metric and for each firm, each pre-weight z-score is then weighted by its relative importance and direction of influence. The resulting weighted z-scores are designed to capture that metric’s contribution to the underlying stock’s exposure to the prevailing market environment. A relatively high weighted z-score indicates that the metric contributes significantly to the stock’s exposure. Finally, the weighted z-scores are summed to arrive at a composite z-score for the stock (i.e., its IFED Score) for the prevailing environment. The higher a stock’s IFED Score, the better positioned the stock is to capitalize on the prevailing market environment and the greater the allocation the stock receives in the Equity Component. Each stock will have a different IFED Score for each of the three market environments.

The relationships and weights for the weighted z-score calculations are:

	Weight Applied to Metric’s Z-score
Firm Financial Metric	Expansive	Indeterminate	Restrictive
Market capitalization (Size)	-2	0	0
Past stock performance:
Long-term (5-yr) (PastRet)	-2	+2	+1
Short-term (1-yr) (MOM)	+2	0	+2
Dividend yield (Divyld)	+1	+2	+1
Cash holdings (Cash/TA)	0	+1	+2
Residual variability (Ivol60)	0	-1	0
Change in net operating assets (ChgNOA)	-1	0	-1
Balance sheet bloat (BSBloat)	-2	-1	-2
Equity issuance (EqtyIss)	0	-2	0
Debt ratio (Debt/TA)	0	0	-1
Gross profit margin (GP/TA)	+2	+1	0
Value Effect (ValueEff)	+1	+2	+2

The weights reported in the table above reflect the importance of the metrics during each environment and the direction of influence. For example, market capitalization (Size) is assigned a weight of -2 during expansive environments but gets a 0 weight in the other two environments. This indicates that market capitalization is a very important feature during expansive conditions and smaller firms (the negative sign) are better positioned to capitalize on the expansive environment. In contrast, firm size is unimportant in the other two environments, which is reflected by the 0 assigned weight.

4.Rank stocks by market capitalization and exclude stocks that do not meet the liquidity screen

Stocks are excluded if their average daily trading dollar volume (ADV) over the prior 3 months does not exceed $4million. In addition, stocks are excluded from consideration if they do not have a liquidity ratio (L) of at least 50%, where the liquidity ratio (L) is measured as:

With:

• t: Current month

• 𝑃𝑡−𝑛: Monthly close price n months prior to month t,

• 𝑉𝑡−𝑛: Total share monthly volume n months prior to month t,

• 𝑀𝐶𝐴𝑃𝑡: Float-adjusted market capitalization in month t.

5.Select the largest 500 stocks by market capitalization.

6.From the above 500 stocks, select 150 stocks with the lowest volatility.

Stock volatility is calculated as:

50% x 12-month daily volatility + 50% x 3-year daily volatility

The 12-month daily volatility and the 3-year daily volatility are calculated as the standard deviation of daily total returns for each stock (not annualized) over the prior 12-months and 3-year periods respectively.

The remaining 150 largest stocks with the lowest volatility become potential Underlying Equity Constituents.

7.From the above 150 stocks, select the 75 stocks with the highest IFED Score.

8.Weight each stock according to its IFED Score, subject to the capacity constraints.

In addition to selecting the 75 stocks with the highest IFED Scores, the individual stocks are also assigned weights based on their IFED Score. A two-step process is applied for calculating the initial weights of the Underlying Equity Constituents.

First, the IFED Scores of the potential Underlying Equity Constituents (investment set) are rescaled. Since IFED Scores can be negative, the rescaling process is performed to ensure all scores take on positive values while preserving existing relations between firm IFED Scores. The positive rescaled IFED Scores are then converted to portfolio weights.

The original IFED Score of stock i is defined as Si, the rescaled IFED Score of stock i as SA,i. For the Equity Component with n Underlying Equity Constituents, the following formula is applied for rescaling:

Second, the following formula is used to calculate the weights Wi, of each stock i,

The weights (Wi) are then used to determine the initial allocation of each stock i in the index portfolio, subject to the capacity constraints.

9.Adjust the stock weights after applying capacity constraints.

The capacity constraints per Underlying Equity Constituent include a capacity cap and a maximum security weight restriction as follows:

The weight of a component stock is firstly capped using a multiple of the stock’s relative average daily trading volume (ADV) as follows:

With:

• Liquidity Multiplier = 6,

• ADV of 𝑆𝑡𝑜𝑐𝑘𝑖 = ADV for stock i over the 90 calendar days prior to the environment change date, including the environment change date.

• To address situations where a stock’s recent trading activity is disproportionately high, the Capacity Cap formula is adjusted where necessary as follows:

If , where is the free-float market cap of stock i on the environment change date.

Free float market capitalization is calculated by subtracting shares held by insiders and those deemed to be stagnant shareholders from the shares outstanding. Stagnant holders include ESOPs, ESOTs, QUESTs, employee benefit trusts, corporations not actively managing money, venture capital companies and shares held by governments.

For those stocks where the IFED score-weighted allocation exceeds its capacity cap, the weight of the stock is set at its capacity cap and the exceeding weight is reassigned to other stocks in the Equity Component on a pro-rata basis by IFED Score (subject to the Maximum Component Weight defined below).

Additionally, the following maximum weight constraint is applied.

●No stock can exceed 7.5% of Equity Component weight (i.e., the Maximum Component Weight = 7.5%)

If a stock’s IFED score-weighted and post capacity cap allocation exceeds the maximum weight constraint, the weight of the stock is set to the Maximum Component Weight (7.5%) and the excess weight is reassigned to other stocks in the Equity Component on a pro-rata basis by IFED Score (subject to each stock’s Capacity Cap). Final weights are rounded to 12 decimal places.

In the unlikely event that a feasible solution is not achieved, the Index Committee will convene to consider: a) an increase in the Liquidity Multiplier; and/or; b) implementation of the Equity Component rebalance over additional business days.

Equity Component Reconstitution and Rebalance

There are two events that prompt a reconstitution and rebalancing of the Equity Component:

1.A change in the market environment; and

2.A change in financial metrics with no market environment change for the prior 6-month period.

Change in Market Environment: A change in the market environment initiates a change in the Equity Component to replace existing Underlying Equity Constituents, that the Equity Component positioned in the prior environment, with new Underlying Equity Constituents positioned to capitalize on the new environment.

A shift in the market environment can result from a signaled shift in Federal Reserve policy, which occurs from one or two alternative channels: 1) a change in stringency, which is based on a two basis-point or greater change in the cumulative 3-month average federal funds rate, which is derived from calendar month data, or 2) a change in the Federal Reserve’s primary credit rate (change in stance). A policy shift identified by a change in stringency occurs after calendar month end, whereas a policy shift associated with stance can occur any time during a month.

Change in Financial Metrics: As of June 1 in any given year, if there has been no change in the market environment for the prior six months, a rebalance date is scheduled on the seventh business day in June. The portfolio holdings are then updated to reflect new holdings that are better positioned to capitalize on the existing environment. Since the market environment has not changed, many Underlying Equity Constituents will remain; however, their weights are likely to change. In general, many stocks will continue to have features conducive to the prevailing environment.

The following table sets out the timing for events associated with each Equity Component rebalance.

Event	Description
Notification of an Equity Component Rebalance

• Written notification to licensees of an Equity Component rebalance will occur on the “environment change date”, which is defined as:

i. the last business day in a calendar month for a change in Stringency;

ii. the business day of the Fed announcement for a change in Stance; or,

iii. the business day preceding June 1 if there has been no change in the market environment over the prior 6 months

Finalize New Underlying Equity Constituents and Target Weights	• Written confirmation to licensees of new Underlying Equity Constituents with the target weights effective for the share freeze date will occur no later than 6 pm U.S. Eastern Time (ET) on the second business day after the environment change date
Freeze Date	• Shares of Underlying Equity Constituents will be fixed at the open of the 4th business day using the closing prices on the 3rd business day after the environment change date
Rebalance Date	• The rebalance will be implemented in equal parts over the 6th, 7th and 8th business days after the environment change date

Corporate Actions

The following corporate actions will be managed by Indxx and made effective on the ex-date or earlier, as decided by its Index Committee.

1.Cash Dividend:

Regular distribution in form of cash dividend within the scope of dividend policy of the Underlying Equity Constituent. The following adjustment is implemented:

aPricei,t+1 = Pricet - Dividendi,t+1

With:

●aPricei,t+1= Adjusted opening price of Underlying Equity Constituent i on business day t+1

●Pricet= Price of Underlying Equity Constituent i on business day t

●Dividendi,t+1= Dividend announced by the company of Underlying Equity Constituent i with ex-date on business day t+1

Adjustment: Divisor will decrease.

2.Special Cash Dividend:

Extraordinary distribution in the form of cash dividend which is outside the scope of dividend policy of the Underlying Equity Constituent. The following adjustment is implemented:

aPricei,t+1 = Pricet - Special Dividendi,t+1

With:

●aPricei,t+1 = Adjusted opening price of Underlying Equity Constituent i on business day t+1

●Pricet = Price of Underlying Equity Constituent i on business day t

●Special Dividendi,t+1= Special Dividend announced by the company of Underlying Equity Constituent i with ex-date on business day t+1

Adjustment: Divisor will decrease.

3.Stock Dividend:

Stock Dividend is distribution of additional shares instead of cash payout. Here, the number of shares will increase by the percentage increase in stock dividend and price will decrease by the same percentage. The following adjustment is implemented:

si,t+1 = si,t * (1 + % Stock dividend)

With:

●si,t+1 = Number of shares of Underlying Equity Constituent i on business day t+1

●si,t = Number of shares of Underlying Equity Constituent i on business day t

●% Stock dividend = Percentage of stock dividend announced by the company

Adjustment: Divisor will remain unchanged.

4.Split and reverse split:

A stock split is a decision by the Underlying Equity Constituent's board of directors to increase or decrease the number of shares that are outstanding by issuing more shares to (or combine outstanding shares of) current shareholders. The following adjustment is implemented:

aSi,t+1 = Si,t * Ri,t+1

With:

●aSi,t+1= Adjusted number of index shares of Underlying Equity Constituent i on business day t+1

●Si,t = Number of index shares of Underlying Equity Constituent i on business day t

●Ri,t+1= Shares held after the split for every share held before the split

●aPricei,t+1= Adjusted opening price of Underlying Equity Constituent i on business day t+1

●Pricei,t = Price of Underlying Equity Constituent i on business day t

Adjustment: Divisor will remain unchanged.

5.Spin-off:

Spin off is the creation of an independent company through the sale or distribution of new shares of an existing business/division of a parent company. There are various potential treatments for spin-off, which are decided by Indxx’s Index Committee on a case to case basis. The adjustment for the different options of Spin-Off is as follows:

a. Spun Off Company added to the Equity Component, no company removed: The following adjustment is implemented:

Se,t = Sp,t * Sf

●Se,t = Shares of spun off entity e added to the Equity Component on business day t

●Sp,t = Shares of parent entity p added to the Equity Component on business day t

●Sf = Spin-off factor announced by the parent company

With:

Adjustment: Divisor will remain unchanged.

b. Spun Off Company is not added, only the parent company remains in the Equity Component: Spin-Off will be adjusted for by changing the divisor to account for the change in market value (reflecting market value of the Spun-Off entity). The following adjustment is implemented:

Se,t = Sp,t * Sf

Proceedse,t = Se,t * Pricee,t

New Pricep,t+1 = Pricep,t+1 - Pricee,t

With:

●Se,t = Shares of spun off entity e added to the Equity Component on business day t

●Sp,t = Shares of parent entity p added to the Equity Component on business day t

●Sf = Spin-off factor announced by the parent company

●Proceedse,t = Proceeds of spun off entity e on the business day t

●Pricee,t =Price of the spun off entity given by data provider e on business day t

●New Pricee,t = Price calculated of the spun off entity e on the business day t

●New Pricep,t+1= New price for parent company p calculated on the business day t+1

●Pricep,t+1= Actual price of parent company p on the business day t+1

Adjustment: Divisor will decrease

c. The Spun Off Company is not added, only the parent company remains in the Equity Component and there will be a stock adjustment: The following adjustment is implemented:

Se,t = Sp,t * Sf

Proceedse,t = Se,t * Pricee,t

New Pricep,t+1 = Pricep,t+1 - Pricee,t

Sp,t+1 = afe,t+1 * Sp,t

With:

●Se,t = Shares of spun off entity e added to the Equity Component on business day t

●Sp,t = Shares of parent entity p added to the Equity Component on business day t

●Sf = Spin-off factor announced by the parent company

●Proceedse,t = Proceeds of spun off entity e on the business day t

●Pricee,t =Price of the spun off entity given by data provider e on business day t

●New Pricee,t =Price calculated of the spun off entity e on the business day t

●New Pricep,t+1= New price for parent company p calculated on the business day t+1

●Pricep,t+1 = Actual price of parent company p on the business day t+1

●afe,t+1 = Adjustment factor of spun off entity e on the business day t+1

●Sp,t+1 = New number of shares of the parent company p on the business day t+1

Adjustment: Divisor will remain unchanged.

6.Addition/deletion of a company: In case a constituent is added, removed or replaced with another constituent in the Equity Component the following adjustment is implemented:

With:

●Sn,t+1 = Number of shares of new company n on the business day t+1

●wo,t = Weight of the old company o on the business day t

●Pricen,t+1= Price of the new company n on the business day t+1

Adjustment: Divisor will remain unchanged

7.Acquisition: A corporate action in which an Underlying Equity Constituent buys most, if not all, of the target company's ownership stakes in order to assume control of the target firm. There could be three different cases:

Target company is a part of the Equity Component, acquiring company is not: Target company will be removed from the Equity Component and proceeds will be reinvested into the Equity Component.

Adjustment: Divisor will decrease.

●Acquiring company is a part of the Equity Component, target company is not: There will be no adjustment

Adjustment: Divisor will remain unchanged

•Target and acquiring companies are a part of the Equity Component

●All cash takeover: Target company will be removed from the Equity Component and proceeds will be reinvested into the Equity Component.

Adjustment: Divisor will decrease.

●Partial stock takeover: Target company will be removed from the Equity Component. Shares of acquiring company will be increased according to stock term and cash proceeds will be reinvested into the Equity Component.

Adjustment: Divisor will decrease.

●All stock takeover: Target company will be removed from the Equity Component and the shares of acquiring company will be increased according to stock term.

Adjustment: Divisor will remain unchanged

8.Rights Offering: Rights Issue gives existing shareholders the right to purchase a proportional number of new shares at a discount to the market price on a stated future date. The rights issued to a shareholder have a value, thus compensating current shareholders for the future dilution of their existing shares' value. The following adjustment is implemented:

NSi,t+1 = Si,t * (R)

Mcapi,t+1 = (Si,t * Pi,t) + (Si,t * R * Offer Price)

With:

●NSi,t+1 = New shares to be added in Underlying Equity Constituent of i on the business day t+1

●Si,t = Shares of the Underlying Equity Constituent i on the business day t

●Mcapi,t+1 = Market capitalization of Underlying Equity Constituent i on the business day t+1

●Pi,t = Price of the Underlying Equity Constituent i on the business day t

●R = Ratio of additional shares offered by the company on a discount

●Offer Price = Discounted price of the security with respect to market price

●Pricei,1+t = New price of the Underlying Equity Constituent i after adjusting for additional shares on the business day t+1

●Si,t+1 = Total number of shares of the Underlying Equity Constituent i on the business day t+1

Rights Issue impacts the number of shares as well as price thereby impacting the index divisor reflecting an increase in market cap.

Indxx’s Index Committee will decide whether to participate in the rights issue or not. If the subscription price is greater than or equal to the stock closing price, Indxx would not participate in the rights issue. In case the Equity Component does not participate in the rights issue, there will be no adjustment to the index shares or divisor.

9.Delisting: Delisting refers to the practice of removing the stock of a company from a stock exchange so that investors can no longer trade shares of the stock on that exchange. The security would be removed from the Equity Component, and the invested amount in the delisted security will be reinvested into the Equity Component.

Adjustment: Divisor will decrease

10.Merger: Merger is the combination of two or more companies, generally by offering the stockholders of one company securities in the acquiring company in exchange for the surrender of their stock. The target company is removed from the Equity Component.

Indxx’s Index Committee will decide if the surviving company should be added to the Equity Component. If added, the divisor will be adjusted to reflect the increase in the number of shares.

Adjustment: Divisor will increase

11.Bankruptcy: Bankruptcy is a legal proceeding involving a person or business that is unable to repay outstanding debts. The security would be removed from the Equity Component, and the invested amount in the security will be reinvested into the Equity Component.

Adjustment: Divisor will decrease

12.Temporary Delisting / Prolonged Trading Suspension: A temporary delisting/trading suspension occurs when a security stops trading on the stock exchange for a certain time period. This usually occurs when a publicly-traded company is going to release significant news about itself. The security would be removed from the Equity Component based on Indxx’s Index Committee's decision and the invested amount in the delisted or suspended security will be reinvested into the Equity Component.

Adjustment: Divisor will decrease

13.Bonus Issue of Shares: A bonus share is a free share of stock given to current/existing shareholders in a company, based upon the number of shares owned by them. The issue of bonus shares increases the total number of shares issued and owned, it does not increase the value of the company. The ratio of number of shares held by each shareholder remains constant.

Adjustment: Divisor will remain unchanged

Treatment of Distributions

The Equity Component is a total-return index and accounts for cash distributions by reinvesting them across the Equity Component after market close on the ex-dividend date.

Announcements

Announcements of additions and deletions of Underlying Equity Constituents due to various corporate actions will be decided by Indxx and will be communicated to EIA well ahead of time. In addition, important news items as well as corporate actions with respect to all the Underlying Equity Constituents will be informed to EIA on a weekly basis. EIA will also announce changes to the Index methodology and corporate action policy.

Holiday Schedule

Indxx does not follow any holiday calendar. The Equity Component is calculated on all weekdays. In situations when the exchange is closed for a trading holiday and no closing price is available, the Equity Component will be calculated based on the last regular trade reported for each stock before the exchange closed. Also, when the exchange is forced to close early due to unforeseen events, the Equity Component will be calculated based on the closing prices published by the exchange.

Index Committee

The Equity Component is managed by a team composed of principals from EIA, who are responsible for decisions regarding the composition of all IFED indexes as well as any amendments to its index methodology. EIA will liaise with Nasdaq for decisions regarding the composition of the Equity Component as well as any amendments to its index methodology. In consultation and subject to the approval of Nasdaq, changes to the index composition and methodology may be made where necessary to ensure index integrity.

Nasdaq and EIA will review the Equity Component’s methodology annually (or more frequently as needed) to ensure that it is ‘fit for purpose’, i.e., results in an accurate and reliable representation of the economic realities that the Equity Component seeks to measure and eliminates factors that might result in any distortions. By way of example, possible changes to the index methodology may originate from: (a) feedback from licensees; (b) new academic and practitioner research findings; (c) EIA’s or Nasdaq’s own empirical research and testing; or (d) liquidity constraints associated with assets under management tracking the Equity Component.

Extraordinary Events

If the financial markets experience an extraordinary event, EIA will liaise with Nasdaq to decide on the implementation of any necessary adjustments to pre-established procedures. By way of example, an extraordinary event may pertain to a single stock or stocks to exclude from the Equity Component due to a disorderly market. A disorderly market in a security may be characterized by excessive volatility, trading volume, short interest and/or other factors deemed relevant.

Treasury Component — UBS 10Y U.S. Treasuries Excess Return Index

The Treasury Component is administered by IHS Markit Benchmark Administration Limited (“IMBA”) and is owned by UBS AG London Branch. No party has any obligation to continue its involvement with the Treasury Component and any of IMBA or UBS AG London Branch may discontinue their involvement which will lead to the cessation of the publication of the Treasury Component. Daily Index Closing Levels of the Treasury Component are available at IMBA’s website.

The Treasury Component was launched on July 17, 2015 and is disseminated through ticker “MLTAU10E” and is designed to track a rolling long exposure to the 10-year U.S. Treasury futures contract.

Base Value and Date

The base value of the Treasury Component is deemed to be 100 as of December 31, 1997. The Index was first calculated on July 17, 2015.

Index Approach

The Treasury Component consists of a rolling long exposure to the 10-year U.S. Treasury futures contract (the “Underlying Treasury Constituent”). The long exposure to the Underlying Treasury Constituent shall be systematically unwound three Treasury Component Business Days before the Reference Date. The “Reference Date” is the last Scheduled Trading Day, respectively, in the months of February, May, August, and November (each, a “Future Roll Date”). On each such Future Roll Date, the proceeds of such unwinding shall be entirely reinvested in the Underlying Treasury Constituent expiring next to the immediately following Future Roll Date, such that the notional exposure to the Underlying Treasury Constituent is equal to the Index Level. The foregoing transactions shall be notionally effected at the Official Settlement Prices, however described under the rules of, and as published by, the Chicago Board of Trade or its clearinghouse (each, an “Official Settlement Price”), of the relevant Underlying Treasury Constituents on the relevant Future Roll Date.

For purposes of the above, an “Treasury Component Business Day” means any day (other than a Saturday or Sunday) that is (i) a day on which the Chicago Board of Trade is scheduled to be open for trading during its regular trading session (a “Scheduled Trading Day”) and settlement prices are available and (ii) not a Disrupted Day.

A “Disrupted Day” is a day that affects the Treasury Component, or the 2-, -5, -10, -20 and 25-year U.S. Treasury futures contracts or the methodology in respect of the Treasury Component, as a result of an Market Disruption Event or a Force Majeure Event that occurs on one or more Scheduled Trading Days.

Market Disruption Event or a Force Majeure Event

The Treasury Component is rules based and does not permit the use of discretion or expert judgment unless there are exceptional circumstances that are not addressed by its index methodology or an IMBA policy. Such scenarios may include (but are not limited to):

●Failure of data providers;

●Significant changes to the treasury market;

●Action by governmental or regulatory bodies that causes market disruption; or

●Events beyond human control.

Where urgent decisions on an ad hoc basis are required and would lead to a material temporary change to or alternative interpretation of its index methodology, they shall be escalated to IMBA’s Index Administration Committee (“IAC”). The IAC shall make a decision which is consistent with the objective of the Treasury Component and that causes minimal disruption to its stakeholders. IMBA may consult with stakeholders and following any ad hoc decision, the IAC shall assess whether a permanent change to the methodology would be appropriate. The use of discretion or expert judgment is reported to the IMBA Board and reviewed by the IMBA Internal Oversight Committee.

Determination of the Treasury Component’s Index Level

The Treasury Component’s index level (the “Index Level”) is published by the IMBA by 8:00 AM London time on Bloomberg, Refinitiv, and IMBA’s website on the weekday following each Treasury Component Business Day. On any day on which the Index Level is not calculated (for example, on a Disrupted Day), no Index Level will be published in respect of such day, subject to the provisions set out in the “Disrupted Days”.

Treasury Component Calculation

IMBA will determine the Index Level in accordance with the following formula after the close of trading on the Chicago Board of Trade (the “Valuation Time”) on each Treasury Component Business Day t:

where:

License Agreement

We have entered into a license agreement with Nasdaq providing for the license to us, in exchange for a fee, for the right to use the Underlying Asset, which is owned and administered by Nasdaq, in connection with certain securities, including the Notes. We have also entered into a license agreement with Nasdaq providing for the license to us, in exchange for a fee, for the right to use the Equity Component, which is owned and administered by Nasdaq, in connection with certain securities, including the Notes.

The accuracy and/or completeness of the Underlying Asset, any data included therein, or any data from which it is based is not guaranteed by Nasdaq, and Nasdaq shall have no liability for any errors, omissions, or interruptions therein. Nasdaq makes no warranties, express or implied, as to results to be obtained from use of information provided by Nasdaq and used in connection with the Notes, and Nasdaq expressly disclaims all warranties of suitability with respect thereto.

Disclaimers

The Underlying Asset is an index developed by Nasdaq Inc. (“Nasdaq”) based in part on the Nasdaq IFED US Large-Cap Low Volatility Total Return IndexTM (the “Equity Component”) and the UBS 10Y U.S. Treasuries Excess Return Index (the “Treasury Component” and together with the Equity Component, the “Underlying Components”).

“Nasdaq IFED US Large-Cap Low Volatility IndexTM”, “Nasdaq IFED 5% Target Volatility IndexTM”, “Nasdaq IFED-LV5TM”, “Economic Index AssociatesTM”, “Economic IndexingTM”, “Invest with the FedTM” and “IFEDTM” are trademarks of Nasdaq and their use is granted under a license from Nasdaq.

The Underlying Asset has been licensed by Nasdaq to UBS. The Notes are not sponsored, operated, endorsed, recommended, sold or promoted by Nasdaq or its affiliates, EIA, Indxx or IMBA. Neither Nasdaq, EIA Indxx nor IMBA makes any representation or gives any warranty, express or implied, regarding the advisability or possible benefits of purchasing the Notes or any other financial product. Investors should undertake their own due diligence and seek appropriate professional advice before purchasing any financial product, including the Notes.

The Underlying Components and other information disseminated by the respective Index Sponsors are for informational purposes only, are provided on an “as is” basis, and are not intended for trading purposes. Neither Nasdaq, EIA, Indxx nor IMBA makes any warranty, express or implied, as to, without limitation, (i) the correctness, accuracy, reliability or other characteristics of any Underlying Component, (ii) the results to be obtained by any person or entity from the use of the Underlying Asset for any purpose, or (iii) relating to the use of the Indices and other information covered by the Notes, including, but not limited to, express or implied warranties of merchantability, fitness for a particular purpose or use, title or non-infringement. Nasdaq does not warrant that the Underlying Asset will be uninterrupted and is under no obligation to continue compiling, calculating, maintaining or sponsoring the Underlying Asset.

The Underlying Asset and each Underlying Component (including the methodology(ies) and formula(s) therefor) has been designed and is compiled, calculated, maintained and sponsored without regard to any financial products that reference the Underlying Asset (including the Notes), any licensee, sub-licensor or sub-licensee of any Indices, any client or any other person. Nasdaq, EIA, Indxx and IMBA may independently issue and/or sponsor other indices and products that are similar to and/or may compete with the Underlying Asset and the Notes. EIA, Nasdaq, Indxx and/or IMBA may also transact in assets referenced in the Underlying Asset (or in financial instruments such as derivatives that reference those assets), including those which could have a positive or negative effect on the value of the Underlying Asset and the Notes.

None of Nasdaq, EIA, Indxx or UBS shall bear any responsibility or liability, whether for negligence or otherwise, with respect to (i) any inaccuracies, omissions, mistakes or errors in the methodology(ies) or formula(s) for, or computation of, the Indices (and shall not be obligated to advise any person of and/or to correct any such inaccuracies, omissions, mistakes or errors), (ii) the use of and/or reference to the Indices by Nasdaq, EIA, Indxx, UBS or any other person in connection with any financial product or otherwise, or (iii) any economic or other loss which may be directly or indirectly sustained by any client or other person dealing with any such financial product or otherwise. Any client or other person dealing with such financial products does so, therefore, in full knowledge of this disclaimer and can place no reliance whatsoever on Nasdaq, EIA, Indxx or UBS nor bring claims, actions or legal proceedings in any manner whatsoever against any of them.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples and Return Table of the Notes at Maturity	10
Information About the Underlying Asset	12
What Are the Tax Consequences of the Notes?	15
Additional Terms of the Notes	17
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	18
Annex A: Additional Information About the Underlying Asset and the Underlying Components	19

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-76
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$• UBS AG

Index-Linked Autocallable Notes due on or about October 16, 2029

Preliminary Pricing Supplement dated September 23, 2024
(To Product Supplement dated May 27, 2022,
and Prospectus dated May 27, 2022)

UBS Investment Bank
UBS Securities LLC